Exhibit 10.1

IFC INVESTMENT NUMBER 52971

Dated	August 12, 2026

Jumia Technologies AG

International Finance Corporation

Subscription Agreement

Contents

Clause		Page

1	Subscription of the IFC Shares	3

2	Settlement and Registration	4

3	Representations and Warranties of the Company	5

4	Undertakings of the Company	9

5	Representations, Warranties and Undertakings of IFC	10

6	Conditions to IFC’s Obligations	10

7	Consequences of Non-Occurrence of Conditions and Termination	12

8	Transfer Restrictions	13

9	Communications and Authorizations	13

10	Governing Law and Jurisdiction; Judgement Currency	14

11	Miscellaneous	15

i

Definitions

Definition	Page	Definition	Page

	€1	Germany	1
Action Plan	11	Governmental Authorization	6
Additional Payment	2	Governmental Licenses	6
ADS	1	Governmental Order	7
Aggregate Additional Amount	2	ICC	14
Aggregate Issue Price	3	IFC	1
Agreement	1	IFC ADSs	2
AktG	1	IFC Shares	3
Anti-Corruption Laws	8	Issue Price	3
Anti-Money Laundering Laws	9	Issuer Group	5
Applicable E&S Law	7	Management Board	1
Articles of Association	1	Material Adverse Effect	6
Authority	5	New Shares	2
Authorized Capital 2026/I	1	Offer Price	2
Bank Certificate	3	Parties	1
Benchmark Price	2	Party	1
Board Resolutions	2	Payment Instructions	4
Business Day	2	Performance Standards	7
Capital Increase	2	Person	5
Capital Increase Account	3	Policy Agreement	5
CET	2	Radioactive Materials Prohibition	7
Child Protection Incident	7	Registration Application Date	2
Clearstream Europe	1	Registration Date	2
Closing Date	4	Representatives	7
Commercial Register	1	Resolution Date	2
Company	1	Resolutions	2
Company Operations	7	Sanctionable Practices	8
Company’s Account	4	SEA Incident	7
Company’s Best Knowledge	7	Securities Act	2
Deposit Agreement	4	Shareholders’ Resolution	1
Depositary	4	Shares	1
Depositary Statement	4	Subscription Certificate	3
Dispute	14	Subscription Date	2
E&S Management System	11	Subsidiaries	5
E&S Requirements	7	Subsidiary	5
EUR	1	Supervisory Board	1
Exclusion List	7	Transaction	2
Existing Shares	1	Transaction Documents	5

ii

THIS SUBSCRIPTION AGREEMENT (the “Agreement”) has been entered into on August 12, 2026 among:

(1)	Jumia Technologies AG, Skalitzer Straße 104, 10997 Berlin, Federal Republic of Germany (“Germany”) (the “Company”); and

(2)	International Finance Corporation, an international organization established by Articles of Agreement among its member countries including Germany, having its principal office at 2121 Pennsylvania Avenue NW, Washington, DC 20433, USA (“IFC”).

(The Company and IFC are also collectively referred to as the “Parties” and each of them as a “Party”.)

Recitals

(A)	The Company is a stock corporation (Aktiengesellschaft) incorporated under the laws of Germany and registered under docket number HRB 203542 B and the name “Jumia Technologies AG” with the commercial register of the local court (Amtsgericht) of Charlottenburg (the “Commercial Register”).

(B)	As of the date of this Agreement, the share capital (Grundkapital) of the Company amounts to Euro (“EUR”) 249,135,746.00. Pursuant to Section 4(1) of the Company’s articles of association (the “Articles of Association”), as registered with the Commercial Register on 21 May 2026, the share capital of the Company consists of 249,135,746 ordinary bearer shares with no par value (auf den Inhaber lautende Stammaktien ohne Nennbetrag (Stückaktien)), each such share representing a pro-rata amount of the share capital (anteiliger Betrag des Grundkapitals) of EUR 1.00 (the “Existing Shares”, and together with the New Shares (as defined in Recital (E)) the “Shares”). The current share capital is in its entirety reflected in Section 4(1) of the Articles of Association. The Existing Shares have been validly authorized and issued, are fully paid-in and with full dividend entitlement from and including the Company’s fiscal year beginning 1 January 2026. The Existing Shares are represented by several global share certificates deposited with Clearstream Europe AG, Eschborn (“Clearstream Europe”).

(C)	American Depositary Shares (“ADSs”), each representing two (2) Shares, are listed on the New York Stock Exchange (NYSE) under the trading symbol “JMIA”.

(D)	Pursuant to Section 4(2) of the Articles of Association, and as a result of (i) a resolution passed on the Company’s shareholders’ meeting on 15 May 2026 (the “Shareholders’ Resolution”) and (ii) a subsequent capital increase in an amount of EUR 1,430,516, registered in the commercial register on 15 June 2026, the management board of the Company (Vorstand) (the “Management Board”) is authorized until 14 May 2031 (inclusive) to increase, once or repeatedly and each time with the consent of the supervisory board of the Company (Aufsichtsrat) (the “Supervisory Board”), the share capital of the Company by a total remaining amount of up to EUR 54,280,303.00 through the issuance of up to 54,280,303 new ordinary bearer shares with no par value (auf den Inhaber lautende Stammaktien ohne Nennbetrag (Stückaktien)) against contributions in cash and/or in kind (the “Authorized Capital 2026/1”). The Management Board is authorized to exclude the shareholders’ statutory subscription rights with the consent of the Supervisory Board among other things, in the case of capital increases against cash contributions, provided that the issue price of the new shares is not significantly lower than the stock exchange price of the shares of the Company already listed on the stock exchange in the meaning of Sections 203(1) and (2), 186(3) Sentence 4 German Stock Corporation Act (“AktG”) and that the proportional amount of the share capital attributable to the new shares issued under the exclusion of subscription rights in accordance with Section 186(3) Sentence 4 AktG does not exceed a total of 10% of the share capital of the Company, whether at the time the Authorized Capital 2026/I comes into effect or – in case such amount is lower – is utilized. Towards the above threshold of 10% of the share capital shall also count the proportional amount of the share capital attributable to any shares, (i) that are sold during the term of the Authorized Capital 2026/I on the basis of an authorization to sell treasury shares pursuant to Section 71(1) no. 8 sentence 5 second half sentence in conjunction with Section 186(3) Sentence 4 AktG subject to the exclusion of shareholders’ subscription rights; (ii) that are issued to satisfy bonds with conversion or option rights, or conversion or option obligations, provided that such convertible bonds, options, profit rights and/or profit bonds (or combinations of these instruments) were issued in analogous application of Section 186(3) Sentence 4 AktG during the term of the Authorized Capital 2026/I subject to the exclusion of the shareholders’ subscription rights; or (iii) that are issued during the term of the Authorized Capital 2026/I on the basis of other authorized capital, provided that such shares are issued subject to the exclusion of the shareholders’ subscription rights pursuant to Section 203(2) Sentence 1 in conjunction with Section 186(3) Sentence 4 AktG or on the basis of other capital measures subject to the exclusion of the shareholders’ subscription rights in analogous application of Section 186(3) Sentence 4 AktG. The Management Board is also authorized, with the approval of the Supervisory Board, to determine any additional content of the rights attached to the shares and the conditions of the share issue; this includes the determination of the profit participation of the new shares, which may, in deviation from Section 60(2) AktG, also participate in the profit of completed fiscal years. The related change of the Articles of Association was registered with the Commercial Register on 21 May 2026. During the term of the authorization and until today, the Company has not issued shares or instruments that would have to be counted towards the abovementioned 10% limit, so that the authorization to exclude subscription rights resulting from the Shareholders’ Resolution is available in its full amount.

(E)	On August 11, 2026 (the “Resolution Date”), the Management Board, with the approval of the Supervisory Board of August 12, 2026, resolved to increase the share capital of the Company by EUR 18,115,936.00 (the “Capital Increase”), by issuing 18,115,936 new shares from the Authorized Capital 2026/I (the “New Shares”), to exclude statutory subscription rights of the existing shareholders of the Company, and to determine further details of the Capital Increase and its implementation, including the issue price (Ausgabebetrag) of EUR 1.00 (the “Issue Price”) per New Share (corresponding to the lowest issue price (geringster Ausgabebetrag) per New Share) (the “Board Resolutions”, together with the Shareholders’ Resolution the “Resolutions”). IFC has been admitted to subscribe for New Shares at the Issue Price with the obligation to make an additional payment under contract law (schuldrechtliche Zuzahlung) for each new share subscribed, to be allocated to the capital reserve in accordance with Section 272(2)(4) of the German Commercial Code (Handelsgesetzbuch – HGB), in the amount of the difference between (i) the Benchmark Price (as defined below) divided by two in order to reflect the price per Share less a discount not to exceed 5.0%, and (ii) the Issue Price (converted into USD applying the European Central Bank reference rate for USD/EUR published on the Subscription Date (as defined below) (or, if no such rate is published for that date, the reference rate most recently published prior to that date) , the “Converted Issue Price”))(such amount the “Additional Payment Amount”, and together with the Issue Price the “Offer Price”); notwithstanding the above, the Additional Payment Amount for two New Shares shall not exceed (i) USD 7.70 less (ii) the Converted Issue Price for two New Shares. The “Benchmark Price” shall be the lower of (a) the closing price of the ADSs at the NYSE at the Resolution Date, and (b) in exceptional circumstances – particularly in cases of unusual market volatility or indications of market distortion or manipulation – the 3-day Volume Weighted Average Price (VWAP) of the ADSs at the NYSE over the three (3) consecutive trading days ending on the trading day immediately preceding the Resolution Date. The total number of New Shares that IFC is willing to acquire and is authorized under the Board Resolutions to subscribe for is calculated by dividing the total investment amount of USD 25,000,000.00 by the Offer Price, rounded down to the nearest number of New Shares divisible by two (the “IFC Shares”). On the Resolution Date, the Offer Price was determined by the Company to be USD 2.76 per New Share and the number of IFC Shares to be 9,057,970.

(F)	Subject to the terms and conditions of this Agreement, IFC intends to subscribe for the IFC Shares on August 13, 2026, or on another date mutually agreed between the Parties, as will be set forth in the Subscription Certificate (as defined in Clause 1.1(b)) at the Issue Price (such date the “Subscription Date”). The Company is expected to apply for the registration of the consummation of the Capital Increase with the Commercial Register within ten (10) days following the Subscription Date (the date of application being the “Registration Application Date”) and will use reasonable best efforts to cause such registration to be effected no later than 23:59 (Central European Time (“CET”, such definition to refer to Central European Summertime (CEST), if applicable at the relevant point in time)) on the twelfth (12th) Business Day after the Subscription Date (such date of registration being the “Registration Date”). For the purposes of this Agreement, “Business Day” shall be a day (other than Saturday or Sunday) on which banks are open for business and exchanges are open for trading in Frankfurt am Main and New York.

(G)	The IFC Shares shall be delivered to IFC as ADSs each representing two (2) IFC Shares (“IFC ADSs”) in reliance upon the exemption from registration afforded by Regulation S (“Regulation S”) under the U.S. Securities Act of 1933, as amended (the “Securities Act”). The Capital Increase together with the issuance of the IFC ADSs pursuant to this Agreement and performance of each of the other Transaction Documents (as defined below) are herein collectively referred to as the “Transaction”.

NOW IT IS HEREBY AGREED as follows:

1	Subscription of the IFC Shares

1.1	Subscription of IFC Shares and Payment of Aggregate Issue Price

(a)	Subject to the conditions set forth in Clause 6, the Company agrees to issue the IFC Shares, and IFC agrees to subscribe as provided in Clause 1.1(b) for the IFC Shares at the Issue Price and to pay to the Company, on the Subscription Date, the Issue Price for each subscribed IFC Share.

(b)	For the purpose of registering the consummation of the Capital Increase with the Commercial Register, IFC shall, subject to the terms and conditions set forth in this Agreement,

(i)	execute and deliver to the Company a subscription certificate (Zeichnungsschein) regarding the IFC Shares (the “Subscription Certificate”), substantially in the form set forth in Appendix 6 (Form of Subscription Certificate) hereto, on the Subscription Date prior to or at 7.30 a.m. (CET), duly signed in duplicate form pursuant to § 185 AktG, together with the authenticated and apostilled articles of agreement of the IFC (Existenznachweis) and a notarized and apostilled certificate by IFC’s corporate secretary confirming the authority of the signatories of the subscription certificate to act on behalf of IFC (Vertretungsnachweis), such Subscription Certificate, in accordance with its terms, to expire on the twelfth (12th) Business Day after the Subscription Date, 11.59 p.m. (CET), and

(ii)	effect payment of the Issue Price (denominated in EUR) multiplied by the number of subscribed IFC Shares (the “Aggregate Issue Price”) to a special account in the name of the Company and entitled “Sonderkonto Kapitalerhöhung”, as set out below:

Correspondent Bank:
S.W.I.F.T. BIC:
Beneficiary:
Account Name:
IBAN:
Narrative (if applicable):

(the “Capital Increase Account”), as payment pursuant to § 36a(1) AktG.

Upon crediting of the payment amount, the Company shall cause delivery to it of a certificate (the “Bank Certificate”) confirming such credit (§§ 203(1), 188(2), 36(2), 36a(1) and 37(1) AktG).

1.2	Registration of Capital Increase

(a)	Promptly (unverzüglich) upon receipt of the Subscription Certificate and the Bank Certificate pursuant to Clause 1.1(b), the Company shall apply for the registration of the consummation of the Capital Increase with the Commercial Register. Copies of all documents filed with the Commercial Register regarding the Transaction shall be promptly (unverzüglich) delivered in electronic form to Norton Rose Fulbright LLP, legal advisor to IFC.

(b)	Promptly (unverzüglich) upon registration of the consummation of the Capital Increase with the Commercial Register, the Company shall, by email (with copy to Norton Rose Fulbright LLP), provide IFC with an excerpt from the Commercial Register, certified by a notary public, evidencing such registration of the consummation of the Capital Increase and a copy of the amended Articles of Association.

(c)	If the registration with the Commercial Register of the consummation of the Capital Increase has not been effected by 11.59 p.m. (CET) on the twelfth (12th) Business Day after the Subscription Date, the Subscription Certificate shall expire and IFC may request immediate repayment of the Aggregate Issue Price. In such event, IFC and the Company may agree that IFC submits a new Subscription Certificate (to expire in accordance with its terms on a date to be determined by IFC) and effects a new credit of the Aggregate Issue Price for the IFC Shares to the Capital Increase Account. If IFC and the Company have not agreed on the submission of a new Subscription Certificate on or prior to the thirteenth (13th) Business Day after the Subscription Date, 11.59 p.m. (CET) at the latest (and for the avoidance of doubt, there shall be no obligation to agree on the submission of a new Subscription Certificate), all obligations of IFC under this Agreement, including its obligations to subscribe the IFC Shares, shall terminate.

1.3	Delivery of New Shares to Depositary

Promptly (unverzüglich) upon registration of the consummation of the Capital Increase in the Commercial Register on the Registration Date, the Company shall cause delivery of a global share certificate to, or cause the creation of a global share certificate at, Clearstream Europe, in each case representing, inter alia, the IFC Shares, to enable credit, and IFC authorizes such credit, of the IFC Shares by transfer by way of book-entry in the clearing system of Clearstream Europe to a securities account of The Bank of New York Mellon SA/NV as custodian for The Bank of New York Mellon as depositary with respect to the ADSs (the “Depositary”) under the deposit agreement dated as of 12 April 2019, by and among the Company, the Depositary and the holders and beneficial owners from time to time of ADSs issued thereunder, as may be amended from time to time (as so amended, the “Deposit Agreement”) and to enable the Depositary to register and deliver the IFC ADSs, each representing two (2) IFC Shares deposited with The Bank of New York Mellon SA/NV as custodian for the Depositary.

2	Settlement and Registration

2.1	Delivery of ADS to IFC

At or around the closing date (the “Closing Date”) specified in the payment instructions (the “Payment Instructions”), a form of which is attached as Appendix 7 (Payment Instructions) hereto and which are expected to be issued by the Company shortly after the Registration Date, the Company shall, against payment (Zug um Zug) of the Aggregate Additional Payment Amount (as defined below) in accordance with Clause 2.2 of this Agreement, instruct the Depositary to register and deliver to IFC free of charge and free and clear of all liens or encumbrances (except for restrictions arising under the Securities Act), at the Closing Date the IFC ADSs via a book-entry record on the books of the Depositary; the Company shall also request the Depositary to deliver to IFC, at or as soon as practicable following the Closing Date, a copy of the records of the Depositary showing IFC as the registered holder of the IFC ADSs as of the Closing Date (the “Depositary Statement”). The IFC ADSs shall be subject to the Securities Act legend for the period of time set forth in Clause 8.2 (which shall be included in the Depositary Statement to be delivered to IFC). IFC instructs the Company to instruct the Depositary to deliver 4,528,985 ADSs via book-entry to the following recipient at the Closing Date:

Registration Name:	INTERNATIONAL FINANCE CORP

Registration Address:	2121 Pennsylvania Ave NW, Washington, DC 20433

Tax ID:

2.2	Payment for IFC Shares to Company

Subject to the conditions set forth in Clause 6, the aggregate USD amount to be paid by IFC to the Company in respect of the IFC Shares at the Closing Date shall be (i) the number of IFC Shares issued (ii) multiplied by the Additional Payment Amount as set forth in the Payment Instructions (the “Aggregate Additional Payment Amount”). IFC shall pay the Aggregate Additional Payment Amount for value at the Closing Date to the Company in USD to the bank account of the Company as set out below:

Correspondent Bank:
S.W.I.F.T. BIC:
IBAN:
Narrative (if applicable):

(the “Company’s Account”).

3	Representations and Warranties of the Company

As of the date hereof, as of the Subscription Date and as of the Closing Date, the Company represents and warrants, by way of an independent guarantee and irrespective of negligence (in Form eines selbständigen, verschuldensunabhängigen Garantieversprechens), to IFC that:

3.1	Corporate Structure, Share Capital and Corporate Governance

(a)	The Company is a German stock corporation (Aktiengesellschaft), duly incorporated and registered with the Commercial Register and validly existing and in good standing under the laws of Germany. Each of the subsidiaries of the Company (together referred to as the “Subsidiaries” and each of them a “Subsidiary”, and together with the Company as the “Issuer Group”) is where so required, duly incorporated and registered and validly existing and in good standing under the laws of its respective jurisdiction of organization.

(b)	The Company and each of its Subsidiaries has the power and authority to conduct its business as currently conducted. Neither the Company nor any of its Subsidiaries and none of their respective assets have any immunity from legal process.

(c)	The New Shares, when duly subscribed, duly paid-in and effectively issued as provided herein, are or, prior to the consummation of the Capital Increase with the Commercial Register, will be, validly issued, fully paid-in, freely transferable, non-assessable, free of any third-party rights and not subject to any liens, charges, encumbrances, equities, claims or any other rights of any individual, corporation, company, partnership, firm, voluntary association, joint venture, trust, unincorporated organization, of any national, supranational, regional or local government or governmental, statutory, regulatory, administrative, fiscal or government-owned body, department, commission, authority, agency or entity, stock exchange or central bank (or any Person whether or not government owned and howsoever constituted or called, that exercises the functions of a central bank) or any court, tribunal, or judicial or arbitral body (the “Authority”) or of any other entity whether acting in an individual, fiduciary or other capacity (the “Person”) other than as contemplated herein.

(d)	The New Shares, following the consummation of the Capital Increase with the Commercial Register, will have equal rights and will be fully fungible with the Existing Shares.

3.2	Authorization of the Transaction and the Issuance of the New Shares and IFC ADSs

The corporate bodies (Organe) of the Company have taken, prior to the Closing Date except for the application for registration of the consummation of the Capital Increase with the Commercial Register, all necessary corporate action to authorize the Transaction in accordance with the terms set forth in this Agreement. In particular, this Agreement and the Policy Agreement between the Company and IFC dated August 12, 2026 (the “Policy Agreement”, together with this Agreement, the “Transaction Documents”), and, as the case may be, any other agreements relevant to the Transaction and to which the Company is or will be a party, have been or will be duly authorized, executed and delivered by the Company and each of them constitutes a legally valid and binding agreement of the Company, enforceable against the Company in accordance with its respective terms subject to bankruptcy, insolvency, moratorium, restructuring according to German law and similar foreign laws of general applicability relating to or affecting creditors’ rights. On the Subscription Date, the New Shares will have been duly and validly authorized pursuant to the Resolutions.

The Deposit Agreement has been duly authorized, executed and delivered by the Company and, assuming due authorization, execution and delivery by the Depositary, constitutes a valid and legally binding obligation of the Company, enforceable in accordance with its terms, subject to bankruptcy, insolvency, moratorium, restructuring according to German law and similar foreign laws of general applicability relating to or affecting creditors’ rights. Upon delivery by the Depositary of the IFC ADSs against the deposit of the IFC Shares in respect thereof in accordance with the provisions of the Deposit Agreement, such ADSs will be duly and validly issued and the persons in whose names ADSs are registered will be entitled to the rights specified therein and in the Deposit Agreement.

3.3	No Conflict

The execution by the Company of the Transaction Documents, the Transaction, the issuance of the IFC Shares, the issuance and delivery of the IFC ADSs, and the compliance by the Company with the provisions of the Transaction Documents and the consummation of the Transaction:

(a)	will not conflict with, or result in any violation of the provisions of, or constitute a default under (or be subject to approval that has not heretofore been obtained) or give others right of termination or amendment or result in the imposition of any lien, charge, encumbrance upon any property or asset of the Company under, any agreement or instrument to which the Company is a party or by which the Company is bound or to which any of the Company’s assets is subject, or any license, permit or authorization held by or issued to the Company and will not otherwise have a Material Adverse Effect (as defined below);

(b)	will not conflict with or result in any violation of the articles of association or rules of procedure (Geschäftsordnung) or comparable governing documents of the Company or any provision of law, judgment or decree of any Authority applicable to the Company; and

(c)	do not require any consent, authorization, order, registration or qualification (each a “Governmental Authorization”) of or with any Authority, except for (i) prior to the Closing Date, the registration of the Capital Increase and its consummation with the Commercial Register, and (ii) the approval of the supplemental listing application and the satisfaction of the notice requirements of the NYSE.

As used in this Agreement, “Material Adverse Effect” means (i) a material adverse change, or any development reasonably likely to involve a material adverse change, in the condition, financial or otherwise, shareholders’ equity, results of operations, business or prospects of the Company or the Issuer Group taken as a whole, including without limitation any such change in or affecting (a) the assets, properties or liabilities (including contingent liabilities) of the Company or the Issuer Group, (b) the carrying on of business or operations of, or the employee, customer or supplier relationships of, the Company or the Issuer Group, or (c) the ability of the Company to comply, and ensure that each member of the Issuer Group complies, with its obligations under this Agreement, any other Transaction Document to which it is a party, or (ii) any other effect which could be reasonably expected to impair the ability of the Company to consummate, or to otherwise materially adversely affect, the Transaction.

3.4	Licenses and Permits

Except as disclosed in the Company’s public filings or otherwise notified to IFC in writing, the Company and each of its Subsidiaries possess or have applied for (and there is no reason to expect that any of such applications will not be approved) such permits, licenses, approvals, consents, certificates and other authorizations issued by the appropriate federal, state, local or foreign governmental or by regulatory authorities that are necessary for the conduct of their respective businesses now operated by them (collectively, the “Governmental Licenses”).

3.5	Insurance

The Company and its Subsidiaries maintain all material insurance policies against such losses and risks and in such amount as are adequate to protect the Company and its Subsidiaries with financially sound and reputable insurers. All insurance policies are in full force and effect; the Company and its Subsidiaries are in compliance with the terms of such insurance policies and similar instruments; there are no claims by the Company or any of its Subsidiaries under any such insurances or similar instrument as to which any insurance company is denying liability or defending under a reservation of rights clause, including in the case of the occurrence of a damage to be covered by such insurance. Neither the Company nor any of its Subsidiaries has any reason to believe that any of them will not be able to renew any existing insurance coverage as and when such coverage expires or to obtain similar coverage at reasonable cost from similar insurers.

3.6	Compliance with Law

The Company and, to the Company’s Best Knowledge, each of its Subsidiaries is in compliance with all applicable laws and Governmental Orders (as defined below), including without limitation, all Applicable E&S Laws (as defined below) except as disclosed in the Company’s public filings or otherwise notified to IFC in writing. As used herein, “Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered with any Authority; and “Applicable E&S Law” means all applicable statutes, laws, ordinances, rules and regulations of the Federal Republic of Germany and countries of their principal places of business, including without limitation, all authorizations setting standards concerning environmental, social, labour, health and safety or security risks of the type contemplated by the Performance Standards (as defined below) or imposing liability for the breach thereof. As used herein, “Company’s Best Knowledge” means the actual knowledge of, and/or views honestly held by, the statutory representatives (vertretungsberechtigte Organe) of the Company or the respective Subsidiary, senior executives of the Company and officers formally authorized to act and sign on behalf (Prokuristen) of the Company or the respective Subsidiary (together the “Representatives”) or the knowledge such Representatives should have or are deemed to have after having performed a due and careful inquiry regardless whether such enquiry was performed or not.

3.7	Environmental & Social Matters

(a)	There are no material environmental or social risks or issues in respect of any operations, activities and facilities of the Company and, to the Company’s Best Knowledge, its Subsidiaries (including the design, construction, operations, maintenance, management and monitoring thereof as applicable) irrespective of the country of operation (the “Company Operations”).

(b)	Except as disclosed in the Company’s public filings or otherwise notified to IFC in writing, the Company and, to the Company’s Best Knowledge, each of its Subsidiaries are in material compliance with, and have been in compliance with, all Applicable E&S Laws and all E&S Requirements (as defined below). All past material noncompliance with Applicable E&S Law or E&S Requirements has been resolved without any pending, ongoing or future obligation, cost or liability, and there is no requirement proposed for adoption or implementation under any Applicable E&S Law or E&S Requirement. “E&S Requirements” means all environmental and social obligations to be undertaken by the Company to ensure compliance with: (i) the Exclusion List (as defined below); (ii) Applicable E&S Laws; (iii) the Radioactive Materials Prohibition (as defined below); and (iv) the Performance Standards (as defined below). As used herein, “Exclusion List” means the list of prohibited activities set forth in Appendix 1 (Exclusion List) hereto; “Radioactive Materials Prohibition” means the production or trade in radioactive materials, it being understood that this does not apply to the purchase of medical equipment, quality control (measurement) equipment and any equipment where IFC considers the radioactive source to be trivial and/or adequately shielded; and “Performance Standards” means IFC’s Performance Standards on Environmental & Social Sustainability, dated 1 January 2012, copies of which are available publicly on the IFC website at https://www.ifc.org/wps/wcm/connect/topics_ext_content/ifc_external_corporate_site/sustainability-at-ifc/policies-standards/performance-standards.

(c)	Neither the Company nor, to the Company’s Best Knowledge, any of its Subsidiaries has received nor is it aware of (i) any existing or threatened complaint, order, directive, claim, citation or notice from any Authority; or (ii) any written communication from any Person, in either case, concerning the failure of the Company Operations to comply with any matter covered by the E&S Requirements.

3.8	SEA or Child Protection Incident

No SEA Incident or Child Protection Incident (each as defined below) has occurred within three (3) consecutive years ending on the date of this Agreement to the Company’s Knowledge and except as disclosed in the Company’s public filings or otherwise notified to IFC in writing. As used herein, “SEA Incident” means sexual assault, sexual abuse, or sexual exploitation of any individual by an officer, director, employee, agent, contractor, or subcontractor of the Company or of any of its Subsidiaries which has occurred or is alleged to have occurred in a complaint or report to the Company or to any of its Subsidiaries in connection with the Company Operations; and “Child Protection Incident” means any SEA Incident or other violence, abuse or exploitation (including but not limited to physical abuse, emotional /psychological abuse, sexual abuse, neglect or negligent treatment and maltreatment) of a child (an individual under 18 years old), irrespective of consent, by an officer, director, employee, agent, contractor, or subcontractor of the Company or of any of its Subsidiaries which has occurred or is alleged to have occurred in a complaint or report to the Company or to any of its Subsidiaries in connection with the Company Operations.

3.9	UN Security Council Resolutions

Neither the Company nor any of its Subsidiaries nor any Person acting on its or their behalf, has entered into any transaction or engaged in any activity prohibited by any resolution issued by the United Nations Security Council under Chapter VII of the UN Charter.

3.10	Sanctionable Practices

Within the past three years, neither the Company nor any of its Affiliates nor any Person acting on its or their behalf has committed or engaged in, with respect to the Company or any transaction contemplated by the Transaction Documents, any Corrupt Practice, Fraudulent Practice, Coercive Practice, Collusive Practice or Obstructive Practice (the “Sanctionable Practices”), each as defined and interpreted in accordance with the anti-corruption guidelines attached to this Agreement as Appendix 2 (Anti-Corruption Guidelines for IFC Transactions) hereto.

3.11	Regulation S

(a)	The Company is a “foreign private issuer” as defined in Rule 405 under the Securities Act.

(b)	Neither the Company, nor any of its affiliates (as defined in Rule 405 under the Securities Act, each an “Affiliate”) nor any Person acting on its or their behalf has conducted any directed selling efforts in connection with the offer or sale of any of the IFC Shares or IFC ADSs.

(c)	None of the Company or any of its Affiliates, nor any Person acting on their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of the issuance of any of the IFC Shares or IFC ADSs under the Securities Act, whether through integration with prior offerings or otherwise. None of the Company, nor its Affiliates, nor any Person acting on their behalf will take any action or steps referred to in the preceding sentence that would require registration of the issuance of any of the securities under the Securities Act or cause the offering of any of the IFC Shares or IFC ADSs to be integrated with other offerings. Assuming the accuracy of each of the representations and warranties set forth in Section 5, no registration under the Securities Act is required for the offer and sale of the IFC Shares or IFC ADSs by the Company to the Investor as contemplated hereby.

(d)	The Company is not, and after giving effect to the Capital Increase and sale of the IFC ADSs and the application of the proceeds, will not be, an “investment company” as defined in the U.S. Investment Company Act of 1940, as amended (“Investment Company Act”).

3.12	Anti-Corruption Laws

None of the Company, any of its Subsidiaries, any director, officer, employee, agent or other Person associated with or acting on behalf of the Company or any of its Subsidiaries has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (ii) made or taken an act in furtherance of an offer, promise or authorization, of any direct or indirect unlawful payment or benefit to any foreign or domestic government or regulatory official or employee, including of any government-owned or controlled entity or of a public international organization, or any Person acting in an official capacity for, or on behalf of any of the foregoing, or any political party or party official or candidate for political office, (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder, the Bribery Act 2010 of the United Kingdom, the OECD Convention on Bribery of Foreign Public Officials in International Business Transactions or similar laws or regulations of any other relevant jurisdiction (collectively, the “Anti-Corruption Laws”) or (iv) made, offered, agreed, requested or taken an act of furtherance of any unlawful bribe or other unlawful benefit, including, without limitation, any rebate, payoff, influence payment, kickback or other unlawful or improper payment or benefit. The Company has instituted, maintained and enforced, and intends to continue to maintain and enforce, policies and procedures designed to promote and ensure compliance of the Issuer Group with all applicable Anti- Corruption Laws.

3.13	Anti-Money Laundering Laws

The operations of the Company and its Subsidiaries are and have been conducted at all times in compliance with applicable financial record keeping and reporting requirements of the United States, Germany, the European Union and all other jurisdictions applicable to them, the applicable anti-money laundering statutes of all jurisdictions where the Company conducts business, and the rules and regulations thereunder and any related or similar rules, regulations or guidelines (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any Authority involving the Company, any of its Subsidiaries or any of their respective directors, officers, employees, agents or other Persons acting on behalf of the Company or any of its Subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the Company’s Knowledge, threatened.

4	Undertakings of the Company

The Company covenants and agrees with IFC as follows:

4.1	The Company will notify IFC immediately upon becoming aware of any event or development affecting any of its representations, warranties, undertakings or other obligations under this Agreement at any time on or prior payment being made on the Closing Date pursuant to Clause 2.2 as if repeated at any time on or prior thereto.

4.2	Prior to the Subscription Date, the Company shall prepare and file with the NYSE a supplemental listing application covering all of the IFC Shares and IFC ADSs. The Company shall use its best effort to cause the IFC Shares and IFC ADSs, when issued, to be listed on the NYSE.

4.3	The Company shall not sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that will be integrated with the offer or sale of the IFC ADSs in a manner that would require the registration under the Securities Act of the sale of the IFC ADSs to the IFC.

4.4	The Company shall promptly issue a press release disclosing the material terms of the transactions contemplated hereby, and file a Report on Form 6-K, in each case disclosing the material terms of the transactions contemplated hereby in the form required by the Exchange Act and attaching this Agreement as an exhibit to such Report on Form 6-K. Other than such press release, neither the Company nor IFC shall issue any press releases or any other public statements with respect to the transactions contemplated hereby without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by applicable law or stock exchange rules, in which case the party required to publish such press release or public statement shall use reasonable efforts to provide the other party a reasonable opportunity to comment on such press release or public statement in advance of such publication and shall consider such comments in good faith.

4.5	The Company (i) shall, on the Closing Date, deposit the IFC Shares with the Depositary in accordance with the provisions of the Deposit Agreement and otherwise comply with the Deposit Agreement so that the IFC ADSs can be delivered by the Depositary against receipt of such IFC Shares and delivered to IFC at the Closing at the instruction of the Company and (ii) has otherwise complied and will comply with the terms of the Deposit Agreement, including without limitation, the covenants set forth in the Deposit Agreement.

4.6	All fees and expenses of the Depositary incurred in connection with the transactions contemplated hereby, including any such fees and expenses associated with the issuance of the IFC ADSs and removal of the legends contemplated by Clause 8.2, shall be paid upon demand by the Company, including all depositary fees levied in connection with the creation, allotment, and issuance of the IFC Shares and the sale and issuance of the IFC ADSs to IFC.

5	Representations, Warranties and Undertakings of IFC

As of the date hereof, as of the Subscription Date and as of the Closing Date, IFC represents and warrants, by way of an independent guarantee and irrespective of negligence (in Form eines selbständigen, verschuldensunabhängigen Garantieversprechens) to the Company or covenants and agrees with the Company, as the case may be, that:

5.1	IFC is an international organization established by Articles of Agreement among its member countries and has the power and authority to enter into, deliver and perform its obligations under this Agreement.

5.2	Each of the Transaction Documents has been duly authorized, executed and delivered by IFC and each of them constitutes a legally valid and binding agreement of IFC, enforceable against IFC in accordance with its respective terms.

5.3	IFC’s execution of and its performance under the Transaction Documents will not conflict with any law applicable to it or any provision of the Articles of Agreement establishing IFC.

5.4	IFC has taken all appropriate and necessary action to authorize the execution and delivery of the Transaction Documents and the performance of its obligations thereunder.

5.5	At the time IFC was offered the IFC Shares and IFC ADSs, it was, and as of the date hereof and as of the Closing Date IFC is (i) not a U.S. person (within the meaning of Regulation S) and (ii) not an Affiliate of the Company or a Person acting on behalf of such an Affiliate.

5.6	IFC acknowledges that the IFC ADSs (i) were not offered to it by any form of directed selling efforts and (ii) are not being offered to it in a manner involving a public offering.

5.7	IFC is acquiring the number of the IFC Shares and IFC ADSs set forth in this Agreement in the ordinary course of its business and for its own account for investment only and with no present intention of distributing any of such IFC Shares or IFC ADSs in violation of the Securities Act or any arrangement or understanding with any other Persons regarding the distribution of such IFC ADSs in violation of the Securities Act (this representation and warranty not limiting IFC’s right to sell in compliance with the Securities Act).

5.8	IFC understands that the IFC Shares and the IFC ADSs are being offered and sold to it in reliance upon the Regulation S exemption from the registration requirements of the Securities Act and that the Company and its counsel are relying upon the truth and accuracy of, and IFC’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of IFC set forth herein in order to determine the availability of such exemptions and the eligibility of IFC to acquire the IFC Shares and IFC ADSs.

5.9	IFC is a sophisticated investor, has independently evaluated the merits and risks of the investment, has had the opportunity to consult its own legal, financial and tax advisers, and is making its own investment decision.

6	Conditions to IFC’s Obligations

6.1	Conditions as to Subscription of the IFC Shares and Payment of the Aggregate Issue Price

The obligation of IFC to subscribe for the IFC Shares and to pay the Aggregate Issue Price shall be subject to the satisfaction (or waiver by IFC) of the following conditions on the Subscription Date:

(a)	the representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date hereof and as of the Subscription Date (except for representations and warranties that speak as of a specific date, which shall be true and correct in all material respects as of such date);

(b)	the Company shall have performed and complied with all of its obligations and covenants under the Transaction Documents required to be performed or complied with on or prior to the Subscription Date;

(c)	IFC shall have received a certificate of the Company, represented by Mr. Francis Dufay and Mr. Antoine Maillet-Mezeray, in their capacity as members of the Management Board, dated the Subscription Date, in the form as attached in Appendix 3 (Officers’ Certificate) hereto;

(d)	the Offer Price has been determined by the Company in accordance with the pricing rules set out in Recital (E);

(e)	the Policy Agreement attached in Appendix 4 (Policy Agreement) hereto has been entered into, and has since not been revoked, cancelled or terminated, and the Company and its Subsidiaries are in compliance with its provisions;

(f)	the trading of the ADSs on the NYSE shall not have been suspended nor have the Shares and ADSs been delisted, and no such suspension or delisting shall have been threatened; provided that no suspension, delisting or threat thereof shall be deemed to exist solely as a result of (a) any market-wide trading halt or suspension of trading in securities generally imposed pursuant to NYSE rules or applicable law or (b) any temporary halt in trading of the ADSs of not more than one trading day pending dissemination of material news;

(g)	all authorizations required to consummate the Transaction shall have been obtained;

(h)	the IFC Shares and IFC ADSs shall have been approved for listing on the NYSE, subject only to official notice of issuance, and no order suspending the listing shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the NYSE;

(i)	since the date of this Agreement, no event shall have occurred, no circumstance shall have arisen, and no development or condition shall exist or be threatened, individually or in the aggregate, that has had, or could reasonably be expected to have, a Material Adverse Effect;

(j)	all fees and expenses payable to IFC in relation to the Transaction shall have been paid;

(k)	the Company shall have: (i) confirmed in writing its agreement to the environmental and social assessment; (ii) remained in compliance with the E&S Management System (as defined below), and the E&S Management System has not been amended, waived or otherwise restricted in scope or effect since July 10, 2026, except in accordance with the Action Plan (as defined below); and (iii) complied with all matters set forth in the Action Plan required to be completed by the Subscription Date. As used herein, “E&S Management System” means the Company’s environmental and social management system, as implemented or in effect from time to time, that enables the Company to identify, assess, manage and monitor the environmental and social risks in respect of the Company Operations; and “Action Plan” means the plan or plans developed by the Company, a copy of which is attached as Appendix 5 (Action Plan) hereto, setting out the specific environmental and social measures to be undertaken by the Company, to enable the Company’s Operations to be constructed, equipped and operated in compliance with the Performance Standards;

(l)	insurance coverage for the Company’s and its Subsidiaries’ business and assets shall be in place with reputable insurers of recognized financial standing in amounts and against such risks (including (i) cyber crime insurance and (ii) directors and officers insurance) as are customary for companies of a similar size engaged in similar businesses and operating in similar geographies, such coverage being on terms and conditions that are reasonable and customary for comparable companies, and all premiums due and payable in respect of the policies shall have been paid in full and no notice of cancellation, non-renewal, material reduction in coverage, or material premium increase shall have been received by the Company or any of its Subsidiaries with respect to any such policy;

(m)	all Transaction Documents, in form and substance satisfactory to IFC, shall have been entered into by all other parties thereto and are, or will be upon delivery by IFC of its counterpart, effective; and

(n)	no Material Adverse Effect has occurred.

6.2	Conditions as to Payment of Aggregate Additional Payment Amount

The obligation of IFC to pay the Aggregate Additional Payment Amount shall be subject to the satisfaction (or waiver by IFC) of the following conditions on the Closing Date:

(a)	all conditions set forth in Clause 6.1 shall continue to be satisfied (or shall have been waived by IFC) as of the Closing Date, and no event shall have occurred between the Subscription Date and the Closing Date that would cause any such condition to fail to be satisfied if assessed as of the Closing Date; and

(b)	IFC shall have received a certificate of the Company, represented by Mr. Francis Dufay and Mr. Antoine Maillet-Mezeray, in their capacity as members of the Management Board, dated the Closing Date, in the form as attached in Appendix 3 (Officers’ Certificate) hereto.

6.3	Waiver

IFC may waive any of the foregoing conditions pursuant to Clauses 6.1 and 6.2 in its sole discretion.

7	Consequences of Non-Occurrence of Conditions and Termination

7.1	Termination

If any of the conditions referred to under Clauses 6.1 and 6.2 has not occurred on the respective date or such other date, as IFC and the Company may agree, and IFC has not waived such condition pursuant to Clause 6.3, IFC may, by written notice to the Company, terminate this Agreement. In the event that this Agreement has been terminated, each of the Parties shall be released and discharged from their respective obligations hereunder, provided that such termination shall not release or discharge either Party from (i) any liabilities or obligations that have accrued prior to the date of termination, or (ii) any obligations which by their nature are intended to survive termination, including the obligation to refund to IFC any amounts paid if the Closing Date does not occur.

7.2	Termination prior to Registration of the Consummation of the Capital Increase

In the event that at the time of the termination

(a)	some or all of the obligations of IFC pursuant to Clause 1.1(b) have been fulfilled but the Subscription Certificate and the Bank Certificate have not yet been filed with the Commercial Register, IFC may request the Company to return the Subscription Certificate and release the amounts credited to the Capital Increase Account for immediate repayment of the Aggregate Issue Price to IFC; or

(b)	the obligations of IFC pursuant to Clause 1.1(b) have been fulfilled and the Subscription Certificate and the Bank Certificate have been filed but the registration of the consummation of the Capital Increase has not yet been registered with the Commercial Register, IFC may request the Company to use its best efforts to procure that the application for the registration of the consummation of the Capital Increase with the Commercial Register is withdrawn. If such application for registration is successfully withdrawn, the Company shall be required to return the Subscription Certificate and the Bank Certificate and release the amounts credited to the Capital Increase Account for immediate repayment of the Aggregate Issue Price to IFC. If such application for registration cannot be successfully withdrawn and the registration of the consummation of the Capital Increase has been registered with the Commercial Register, this Agreement is deemed to have been terminated after the registration of the consummation of the Capital Increase with the Commercial Register and Clause 7.3 shall apply.

7.3	Termination after Registration of the Consummation of the Capital Increase

If this Agreement has been terminated after the registration of the consummation of the Capital Increase with the Commercial Register the following shall apply:

(a)	The Company shall be entitled, to the extent legally possible, to designate, within a 10-calendar day period from being notified by IFC, one or more third parties willing to purchase the remaining IFC Shares in accordance with applicable laws and the Articles of Association and at a purchase price to be notified by the Company to IFC (such purchase price per IFC Share to be no less than the Issue Price per IFC Share). In the event such shares are sold at a price that exceeds the Aggregate Issue Price for such shares, IFC shall pay over the excess proceeds to the Company.

(b)	After expiration of the period set forth in the preceding Clause 7.3(a) and, if and to the extent the Company did not designate one or more third parties in accordance with Clause 7.3(a) willing to acquire the IFC Shares, IFC shall be entitled to sell the then remaining IFC Shares using best efforts in terms of price and purchaser. In the event such shares are sold at a price that exceeds the Aggregate Issue Price for such shares, IFC shall pay the excess proceeds to the Company.

8	Transfer Restrictions

8.1	Compliance with Laws

IFC covenants that it will not dispose of the IFC ADSs other than pursuant to an effective registration statement under, and in compliance with the requirements of, the Securities Act, or pursuant to an available exemption from, or in a transaction not subject to, the registration requirements of the Securities Act, and in compliance with any applicable state, federal or foreign securities laws. Notwithstanding the foregoing, the IFC ADSs may be pledged in connection with a bona fide margin account or other loan or financing arrangement secured by the IFC ADSs and such pledge of IFC ADSs shall not be deemed to be a transfer, sale or assignment of the IFC ADSs hereunder, and IFC shall not be required to provide the Company with any notice thereof or otherwise make any delivery to the Company pursuant to this Agreement or any other Transaction Document if effecting a pledge of IFC ADSs.

8.2	Legends

Any certificate evidencing or Depositary Statement sent with respect to the IFC ADSs shall bear a legend in substantially the following form:

“THE ORDINARY SHARES (THE “SHARES”) REPRESENTED BY THE AMERICAN DEPOSITARY SECURITIES (THE “ADSs”) [EVIDENCED HEREBY] [TO WHICH THIS CONFIRMATION RELATES] HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES LAWS AND NEITHER THE SHARES, THE ADSs NOR ANY INTEREST THEREIN MAY BE SOLD, TRANSFERRED, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED WITHIN THE UNITED STATES OR TO ANY “U.S. PERSON,” AS SUCH TERM IS DEFINED IN REGULATION S UNDER THE ACT, IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT DURING THE 40 DAYS FOLLOWING ACQUISITION OF THE ADSs BY THE INITIAL HOLDER THEREOF.”

The Company hereby agrees that its instruction for the Depositary to deliver the IFC ADSs shall include an irrevocable provision that, as promptly as practicable after the expiration of a period of 40 days following the Closing Date, the Depositary shall remove the above restrictive legend from its records with respect to the IFC ADSs.

9	Communications and Authorizations

9.1	Addresses

Any notice or communication relating to this Agreement shall be given by letter delivered in person or email. Subject to written notices of change of address, all communication hereunder shall be given to the following addresses, as applicable:

(a)	Jumia Technologies AG Skalitzer Straße 104 10997 Berlin Germany Attn.: e-mail:

With a copy to:

Sullivan & Cromwell LLP
Neue Mainzer Straße 52
60311 Frankfurt am Main
Germany
Attn: Krystian Czerniecki and Clemens Rechberger
e-mail:

(b)	International Finance Corporation, a member of the World Bank Group 2121 Pennsylvania Avenue NW Washington, DC 20433 USA Attn.: e-mail:

with reference to IFC Investment No. 52971

9.2	Time of Effectiveness

Any notice or communication pursuant to Clause 9.1 shall take effect, in the case of delivering, at the time of delivery and, in the case of e-mail, at the time of dispatch.

10	Governing Law and Jurisdiction; Judgement Currency

10.1	Governing Law

This Agreement and all non-contractual obligations arising out of or in connection with this Agreement shall be governed by the laws of Germany.

10.2	Arbitration

(a)	All disputes arising out of or in connection with this Agreement, including any dispute relating to non-contractual obligation arising out of or in connection with this Agreement (each a “Dispute”) shall be finally settled under the Rules of Arbitration (the “Rules”) of the International Chamber of Commerce (the “ICC”) as amended below.

(b)	Any party to this Agreement may initiate arbitration proceedings pursuant to this clause against the other parties to this Agreement by sending a Request for Arbitration (as defined in the Rules) to the ICC.

(c)	There shall be one arbitrator nominated jointly by the parties to the arbitration within fifteen (15) days after the expiry of the period during which parties can exercise their right to joinder or intervention under the Rules. If the sole arbitrator is not nominated within this time period, the ICC shall make the appointment.

(d)	The legal seat of arbitration shall be New York, New York, United States of America.

(e)	The language of the arbitration shall be English.

(f)	The arbitrator is not empowered to award punitive damages, and each party hereby waives any right to seek or recover punitive damages with respect to any Dispute resolved by arbitration under this Clause.

(g)	The arbitrator and any emergency arbitrator appointed in accordance with the Rules shall not be authorized to take or provide, and the parties shall not be authorized to seek from any judicial authority, any interim measures of protection or pre-award relief against IFC, any provisions of the Rules notwithstanding.

(h)	The parties agree that an arbitrator appointed hereunder or under any other Transaction Document may exercise jurisdiction with respect to both this Agreement and the other Transaction Documents, including if this Agreement and the other Transaction Documents are governed by different laws.

(i)	The parties expressly and irrevocably agree to the consolidation of two or more arbitrations commenced hereunder and/or under the other Transaction Documents irrespective of whether the claims in the arbitrations are made under the same arbitration agreement or more than one arbitration agreement, and irrespective of whether the arbitrations are between the same parties or different parties. The decision to consolidate shall be made by the ICC Court in accordance with the Rules.

(j)	The parties acknowledge and agree that no provision of this Agreement or of the Rules, nor the submission to arbitration by IFC, in any way constitutes or implies a waiver, termination or modification by IFC of any privilege, immunity or exemption of IFC granted in the Articles of Agreement establishing IFC, international conventions, or applicable law.

11	Miscellaneous

11.1	Language, Schedules, Appendices

This Agreement is written in the English language. Legal concepts used with the aid of terms in the German language shall have the meaning ascribed to them under German law. The clause and subsection headings herein and the Table of Contents are for convenience only and shall not affect the construction hereof.

11.2	References to Statutory Provisions

Subject to the following sentence, references in this Agreement to a statutory provision shall be a reference to such statutory provision as it is in force on the date hereof. A reference to a statutory provision in (i) a representation shall be a reference to such statutory provision as it is in force on the date such representation is being made and (ii) an undertaking shall be a reference to such statutory provision as it is in force from time to time during the applicability of such undertaking.

11.3	Copies

This Agreement may be executed in any number of counterparts. Exchange of counterparts duly executed by the respective Party shall suffice. Each executed copy shall be an original of one and the same agreement whereby the Parties agree that the exchange of electronic copies of signed documents (including documents signed electronically) shall have the same validity as originals.

11.4	Amendments

Amendments to this Agreement shall only be made in writing whereby the Parties agree that the exchange of electronic copies of signed documents (including documents signed electronically) shall have the same validity as originals. This shall also apply to amendments of this Clause 11.4.

11.5	Waiver

No failure or delay by any Party or any indemnified Person in exercising any right or remedy pursuant to this Agreement or provided by general law or otherwise shall impair such right or remedy or operate or be construed as a waiver or variation of it or preclude its exercise at any subsequent time and no single or partial exercise of any such right or remedy shall preclude any other or further exercise of it or the exercise of any other right or remedy.

11.6	Saving of Rights

The rights and remedies of IFC in relation to any misrepresentation or breach of warranty on the part of the Company shall not be prejudiced by any investigation by or on behalf of IFC into the affairs of any of the Company, by the execution or the performance of this Agreement or by any other act or thing by or on behalf of IFC which might prejudice such rights or remedies.

11.7	Further Assurance

At any time after the date of this Agreement each Party shall, and shall use all reasonable endeavours to procure that any necessary third party shall, at the cost of that Party execute such documents and do such acts and things as any of the other Parties may reasonably require for the purpose of giving full effect to all the provisions of this Agreement by which he or it is bound.

11.8	Assigns

Except as otherwise provided in this Agreement, the provisions of this Agreement shall inure to the benefit of and be binding upon the parties and their successors and permitted assigns. This Agreement, or any rights or obligations hereunder, may not be assigned by the Company without the prior written consent of IFC. IFC may assign its rights hereunder in whole or in part to any Person to whom IFC assigns or transfers any IFC Shares or IFC ADSs in compliance with applicable law, provided such transferee is an Affiliate of IFC and shall agree in writing to be bound, with respect to the transferred IFC Shares or IFC ADSs, by the terms and conditions of the Transaction Documents that apply to IFC.

11.9	Severability

Should any provision of this Agreement be or become invalid either in whole or in part, the other provisions of this Agreement shall remain in force. It is understood by the Parties that any invalid provision shall be replaced by a valid provision which accomplishes as far as legally possible the economic effects of the invalid provision.

11.10	Announcements

(a)	The Company may not represent IFC’s views on any matter, or use IFC’s name in any written material provided to third parties, without IFC’s prior written consent.

(b)	The Company shall not:

(i)	disclose any information either in writing or orally to any Person which is not a party to this Agreement; or

(ii)	make or issue a public announcement, communication or circular, about the IFC subscription or the subject matter of, or the transactions referred to in, this Agreement or any other Transaction Document, including by way of press release, promotional and publicity materials, posting of information on websites, granting of interviews or other communications with the press, or otherwise, other than: (A) to such of its officers, employees and advisers as reasonably require such information in connection with IFC subscription or to comply with the terms of this Agreement or any other Transaction Document; (B) to the extent required by law or regulation (including the rules of any stock exchange on which the Company’s shares or ADSs are listed pursuant to which the Company may issue a press release and submit it to the SEC under cover of Form 6-K to disclose the investment by IFC); (C) to the extent required for it to enforce its rights under this Agreement; and (D) with the prior written consent of IFC. Before any information is disclosed or any public announcement, communication or circulation made or issued pursuant to this Clause 11.10(b), the Company must consult with IFC in advance about the timing, manner and content of the disclosure, announcement, communication or circulation (as the case may be).

(c)	The Company shall expressly inform any Person to whom it discloses any information under Clause 11.10(b) of the restrictions set out in Clause 11.10(b) with regard to disclosure of such information and shall procure their compliance with the terms of this Clause 11.10 as if they each were party to this Agreement as the Company and the Company shall be responsible for any breach by any such Person of the provisions of this Clause 11.10.

11.11	Entire Agreement

This Agreement, together with the other Transaction Documents, supersedes all prior discussions, memoranda of understanding, agreements and arrangements (whether written or oral, including all correspondence), if any, between the parties with respect to the subject matter of this Agreement, and this Agreement (together with any amendments or modifications and the other Transaction Documents) contains the sole and entire agreement between the parties with respect to the subject matter of this Agreement and the other Transaction Documents.

11.12	Specific Performance

The parties acknowledge and agree that IFC would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by the Company could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which IFC may be entitled, at law or in equity, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

11.13	Waiver of Immunity

To the extent the Company may be entitled in any jurisdiction to claim for itself or its assets immunity in respect of its obligations under this Agreement or any other Transaction Document from any suit, execution, attachment (whether provisional or final, in aid of execution, before judgment or otherwise) or other legal process or to the extent that in any jurisdiction that immunity (whether or not claimed) may be attributed to it or its assets, the Company irrevocably agrees not to claim and irrevocably waives such immunity to the fullest extent permitted now or in the future by the laws of such jurisdiction.

(Signatures to follow on next page)

SIGNATORIES TO THE SUBSCRIPTION AGREEMENT

JUMIA TECHNOLOGIES AG

By:	/s/ Francis Dufay		By:	/s/ Antoine Maillet-Mezeray
	Name:	Francis Dufay		Name:	Antoine Maillet-Mezeray
	Title:	Member of the Management Board (CEO)		Title:	Member of the Management Board

International Finance Corporation

By:	/s/ Mohamed Omer Eissa
	Name:	Mohamed Omer Eissa
	Title:	Senior Manager

Appendix 1
Exclusion List **

IFC does not finance the following projects:

‒	Production or trade in any product or activity deemed illegal under host country laws or regulations or international conventions and agreements, or subject to international bans, such as pharmaceuticals, pesticides/herbicides, ozone depleting substances, PCB’s, wildlife or products regulated under CITES.

‒	Production or trade in weapons and munitions.[1]

‒	Production or trade in alcoholic beverages (excluding beer and wine).[1]

‒	Production or trade in tobacco.[1]

‒	Gambling, casinos and equivalent enterprises.[1]

‒	Production or trade in unbonded asbestos fibers. This does not apply to purchase and use of bonded asbestos cement sheeting where the asbestos content is less than 20%.

‒	Drift net fishing in the marine environment using nets in excess of 2.5 km. in length.

A reasonableness test will be applied when the activities of the project company would have a significant development impact but circumstances of the country require adjustment to the Exclusion List.

All financial intermediaries (FIs), except those engaged in activities specified below*, must apply the following exclusions, in addition to IFC’s Exclusion List:

‒	Production or activities involving harmful or exploitative forms of forced labor2/harmful child labor.[3]

‒	Commercial logging operations for use in primary tropical moist forest.

‒	Production or trade in wood or other forestry products other than from sustainably managed forests.

*	When investing in microfinance activities, FIs will apply the following items in addition to the IFC Exclusion List:

‒	Production or activities involving harmful or exploitative forms of forced labor2/harmful child labor.[3]

‒	Production, trade, storage, or transport of significant volumes of hazardous chemicals, or commercial scale usage of hazardous chemicals. Hazardous chemicals include gasoline, kerosene, and other petroleum products.

‒	Production or activities that impinge on the lands owned, or claimed under adjudication, by Indigenous Peoples, without full documented consent of such peoples.

*	Trade finance projects, given the nature of the transactions, FIs will apply the following items in addition to the IFC Exclusion List:

‒	Production or activities involving harmful or exploitative forms of forced labor2/harmful child labor.[3]

Footnotes

[1]	This does not apply to project sponsors who are not substantially involved in these activities. “Not substantially involved” means that the activity concerned is ancillary to a project sponsor’s primary operations.

[2]	Forced labour means all work or service, not voluntarily performed, that is extracted from an individual under threat of force or penalty.

[3]	Harmful child labour means the employment of children that is economically exploitive, or is likely to be hazardous to, or to interfere with, the child’s education, or to be harmful to the child’s health, or physical, mental, spiritual, moral, or social development.

*	The list was amended 8 December 2025, to remove ‘production or trade in radioactive materials,’ and the so amended Exclusion List will be applied to transactions and engagements mandated after 31 December 2025.

Appendix 2
Anti-Corruption Guidelines for IFC Transactions

The purpose of these Guidelines is to clarify the meaning of the terms “Corrupt Practice”, “Fraudulent Practice”, “Coercive Practice”, “Collusive Practice” and “Obstructive Practice” in the context of IFC operations.

1.	CORRUPT PRACTICES

A “Corrupt Practice” is the offering, giving, receiving or soliciting, directly or indirectly, of anything of value to influence improperly the actions of another party.

INTERPRETATION

A.	Corrupt practices are understood as kickbacks and bribery. The conduct in question must involve the use of improper means (such as bribery) to violate or derogate a duty owed by the recipient in order for the payor to obtain an undue advantage or to avoid an obligation. Antitrust, securities and other violations of law that are not of this nature are excluded from the definition of corrupt practices.

B.	It is acknowledged that foreign investment agreements, concessions and other types of contracts commonly require investors to make contributions for bona fide social development purposes or to provide funding for infrastructure unrelated to the project. Similarly, investors are often required or expected to make contributions to bona fide local charities. These practices are not viewed as Corrupt Practices for purposes of these definitions, so long as they are permitted under local law and fully disclosed in the payor’s books and records. Similarly, an investor will not be held liable for corrupt or fraudulent practices committed by entities that administer bona fide social development funds or charitable contributions.

C.	In the context of conduct between private parties, the offering, giving, receiving or soliciting of corporate hospitality and gifts that are customary by internationally-accepted industry standards shall not constitute corrupt practices unless the action violates Applicable Law.

D.	Payment by private sector persons of the reasonable travel and entertainment expenses of public officials that are consistent with existing practice under relevant law and international conventions will not be viewed as Corrupt Practices.

E.	The World Bank Group does not condone facilitation payments. For the purposes of implementation, the interpretation of “Corrupt Practices” relating to facilitation payments will take into account relevant law and international conventions pertaining to corruption.

2.	FRAUDULENT PRACTICES

A “Fraudulent Practice” is any action or omission, including a misrepresentation that knowingly or recklessly misleads, or attempts to mislead, a party to obtain a financial or other benefit or to avoid an obligation.

INTERPRETATION

A.	An action, omission, or misrepresentation will be regarded as made recklessly if it is made with reckless indifference as to whether it is true or false. Mere inaccuracy in such information, committed through simple negligence, is not enough to constitute a “Fraudulent Practice” for purposes of this Agreement.

B.	Fraudulent Practices are intended to cover actions or omissions that are directed to or against a World Bank Group entity. It also covers Fraudulent Practices directed to or against a World Bank Group member country in connection with the award or implementation of a government contract or concession in a project financed by the World Bank Group. Frauds on other third parties are not condoned but are not specifically sanctioned in IFC, MIGA, or PRG operations. Similarly, other illegal behavior is not condoned, but will not be considered as a Fraudulent Practice for purposes of this Agreement.

3.	COERCIVE PRACTICES

A “Coercive Practice” is impairing or harming, or threatening to impair or harm, directly or indirectly, any party or the property of the party to influence improperly the actions of a party.

INTERPRETATION

A.	Coercive Practices are actions undertaken for the purpose of bid rigging or in connection with public procurement or government contracting or in furtherance of a Corrupt Practice or a Fraudulent Practice.

B.	Coercive Practices are threatened or actual illegal actions such as personal injury or abduction, damage to property, or injury to legally recognizable interests, in order to obtain an undue advantage or to avoid an obligation. It is not intended to cover hard bargaining, the exercise of legal or contractual remedies or litigation.

4.	COLLUSIVE PRACTICES

A “Collusive Practice” is an arrangement between two or more parties designed to achieve an improper purpose, including to influence improperly the actions of another party.

INTERPRETATION

Collusive Practices are actions undertaken for the purpose of bid rigging or in connection with public procurement or government contracting or in furtherance of a Corrupt Practice or a Fraudulent Practice.

5.	OBSTRUCTIVE PRACTICES

An “Obstructive Practice” is (i) deliberately destroying, falsifying, altering or concealing of evidence material to the investigation or making of false statements to investigators, in order to materially impede a World Bank Group investigation into allegations of a corrupt, fraudulent, coercive or collusive practice, and/or threatening, harassing or intimidating any party to prevent it from disclosing its knowledge of matters relevant to the investigation or from pursuing the investigation, or (ii) an act intended to materially impede the exercise of IFC’s access to contractually required information in connection with a World Bank Group investigation into allegations of a corrupt, fraudulent, coercive or collusive practice.

INTERPRETATION

Any action legally or otherwise properly taken by a party to maintain or preserve its regulatory, legal or constitutional rights such as the attorney-client privilege, regardless of whether such action had the effect of impeding an investigation, does not constitute an Obstructive Practice.

GENERAL INTERPRETATION

A person should not be liable for actions taken by unrelated third parties unless the first party participated in the prohibited act in question.

Berlin, August 12, 2026

JUMIA TECHNOLOGIES AG

By:	/s/ Francis Dufay		By:	/s/ Antoine Maillet-Mezeray
	Name:	Francis Dufay		Name:	Antoine Maillet-Mezeray
	Title:	Member of the Management Board (CEO)		Title:	Member of the Management Board

Appendix 3
Officers’ Certificate

[To be printed on letterhead of the Company]

[To be addressed to IFC]

Officers’ Certificate

Ladies and Gentlemen:

In our capacity as members of the management board (Vorstand) of Jumia Technologies AG (the “Company”) we refer to the Subscription Agreement dated August 12, 2026 among the Company and International Finance Corporation (“IFC”). Terms expressed in capital letters have the meaning ascribed to them in the Subscription Agreement.

In our capacity as members of the management board of the Company, and without assuming any personal liability, we hereby certify on behalf of the Company to IFC that:

1.	none of the representations and warranties of the Company contained in the Subscription Agreement was, or became since, untrue or inaccurate in any respect, and such representations and warranties are on and as of the date hereof true and accurate as though they had been given and made on the date hereof;

2.	the Company has performed all of its obligations arising from the Subscription Agreement due as of or prior to the date hereof and satisfied all of its conditions to be satisfied as of or prior to the date hereof;

3.	no Material Adverse Effect has occurred and is subsisting as of the date hereof; and

4.	the following statements are true and accurate as of today:

(A)	Corporate Structure, Share Capital and Corporate Governance

(i)	The Company and each of its Subsidiaries has neither filed for insolvency proceedings nor have similar proceedings (including restructuring according to German law and similar foreign laws of general applicability relating to or affecting creditors’ rights) concerning the Company, any of its Subsidiaries or their respective assets been commenced nor has any director or officer of the Company or of any of its Subsidiaries obtained knowledge of imminent insolvency (drohende Zahlungsunfähigkeit) in accordance with § 18(2) German Insolvency Code and similar foreign provisions or of circumstances putting the Company’s or any of its Subsidiaries’ going concern basis at question.

(ii)	The statements set forth in the Recitals to the Subscription Agreement as far as they relate to the Company are true and accurate.

(iii)	Except for the Stock Option Program 2019, the Stock Option Program 2020 and the Stock Option Program 2021, the Virtual Restricted Stock Unit Program 2021, the Virtual Restricted Stock Unit Program 2023 and Virtual Restricted Stock Unit Program 2025, remuneration entitlements of the supervisory board members, which may be settled partly or fully in shares of the Company, and investment agreements entered into in parallel with the Subscription Agreement, neither the Company nor any of its Subsidiaries has any (i) outstanding securities convertible into or exchangeable for, (ii) options, warrants or rights to purchase or acquire, (iii) agreements, arrangements of any kind or other obligations to issue, or (iv) any other rights of any kind granted which entitle their holders or beneficiaries to request the issuance of, subscribe for, convert any obligation into or exchange any securities for, any shares of capital stock or partnership or other ownership interests in the Company or any of its Subsidiaries or any other instruments or entitlements similar to any of those mentioned above or which could give rise to a liability of the Company or any of its Subsidiaries to issue any shares of capital stock or partnership or other ownership interests.

(iv)	The Authorized Capital 2026/I has been duly and validly resolved by the shareholders’ meeting (Hauptversammlung) of the Company and validly registered with the Commercial Register. No litigation is pending to contest the Shareholders’ Resolution on the Authorized Capital 2026/I (Anfechtungsklage or Nichtigkeitsklage) or prevent a capital increase out of the Authorized Capital 2026/I (Unterlassungsklage or Feststellungsklage).

(v)	The issuance of the New Shares has been duly and validly approved, and, insofar necessary to consummate the Transaction, the statutory subscription rights (Bezugsrechte) of the Company’s existing shareholders in respect of the New Shares have been validly excluded.

(vi)	Under applicable laws, rules and regulations, no authorizations, approvals, consents or licenses of any Authority are required to be obtained by the Company to effect dividend payments declared and payable on, or in respect of, the IFC Shares. All dividends and other cash distributions declared and payable on the IFC Shares, may be paid to the holders thereof and may, subject to applicable mandatory law, be freely transferred out of Germany.

(B)	Absence of Proceedings

No action, suit, proceeding, arbitration, inquiry or investigation before or brought by any court or governmental agency or body, domestic or foreign, now pending, or, to the Company’s Best Knowledge (as defined below), threatened, against or affecting the Company or any of its Subsidiaries or any of the members of the Management Board or of the Supervisory Board of the Company or of any of the members of any comparable corporate body of any of its Subsidiaries which, individually or in the aggregate, if determined adversely to the Company or any of its Subsidiaries or of any of the members of any comparable corporate body of any of its Subsidiaries, could reasonably be expected to result in a Material Adverse Effect.

(C)	Intellectual Property

The Company and its Subsidiaries own, are licensed to use or otherwise possess, adequate rights to use the patents, patent rights, licenses, inventions, trademarks, service marks, trade names, copyrights and know-how (including trade secrets and other unpatented and/or not-patentable proprietary or confidential information, systems, processes or procedures) or other intellectual property (collectively, “Intellectual Property”) necessary to carry on the business they currently conduct. The Company and its Subsidiaries are not dependent on any single patent, patent right, trademark, service mark or other item of intellectual property or groups thereof and do not own any patents, patent rights, trademarks or service marks. The Company and its Subsidiaries have taken and will maintain reasonable measures to prevent the unauthorized dissemination or publication of their respective confidential information and, to the extent contractually required to do so, the confidential information of third parties in their possession. Neither the Company nor any of its Subsidiaries have received any notice of infringement of or conflict with, and neither the Company nor any of its Subsidiaries has knowledge of any infringement of or conflict with, asserted rights of others with respect to any Intellectual Property.

(D)	Licenses and Permits

Except as disclosed in the Company’s public filings or otherwise notified to IFC in writing, the Company and each of its Subsidiaries are in compliance with the terms and conditions of all Governmental Licenses and with the rules and regulations of the governmental and regulatory authorities having jurisdiction with respect thereto. Neither the Company nor any of its Subsidiaries have received any notice of proceedings relating to the revocation or modification of any Governmental Licenses and no such revocation or modification is pending or, to the Company’s Best Knowledge, threatened.

(E)	Title to Property

The Company and its Subsidiaries own, lease or license all such properties (with the exception of Intellectual Property) that are material to their businesses. The Company and its Subsidiaries have good and marketable title to all real property owned by them and good title to all other properties owned by them, in each case, free and clear of all mortgages, pledges, liens, security interests, claims, restrictions or encumbrances of any kind except such as would not result in a Material Adverse Effect. All of the leases material to the business of the Company and its Subsidiaries, taken as a whole, and under which the Company or any of its Subsidiaries holds properties are in full force and effect.

(F)	Tax Returns

All tax returns of the Company and its Subsidiaries required by law to be filed and due have been filed, and all material taxes shown by such returns or otherwise assessed, which are due and payable, have been paid, other than where such taxes, are being or will be contested in good faith as to which adequate reserves to the extent required by IFRS have been provided.

(G)	Criminal Offenses

Neither the Company nor its Subsidiaries nor any Person acting on its or their behalf whose acts could incur the Company’s or any Subsidiary’s vicarious liability has carried out any actions or made any omissions which could result in the Company or any Subsidiary incurring criminal liability or sanctions.

(H)	Labor Matters

Other than standard and non-binding personnel representations, the Company and each of its Subsidiaries is a party to the following collective bargaining agreements and other labour union contracts: none, except that a small portion of employees working in the Company’s warehouse operations in Morocco have been represented by a labour union since May 2024. There is no material activity or proceeding of any labour union to organize its employees and there are no ongoing or, to the Company’s Best Knowledge, threatened strikes, slowdowns or work stoppages by employees of the Company or any of its Subsidiaries or any contractor with respect to the Company Operations.

City, Date

JUMIA TECHNOLOGIES AG

By:			By:
	Name:	Francis Dufay		Name:	Antoine Maillet-Mezeray
	Title:	Member of the Management Board (CEO)		Title:	Member of the Management Board

Appendix 4
Policy Agreement

IFC INVESTMENT NUMBER 52971

Policy Agreement

between

JUMIA TECHNOLOGIES AG

and

INTERNATIONAL FINANCE CORPORATION

Dated aUGUST 12, 2026

Official Use Only

Official Use Only

ARTICLE V		40

5	Miscellaneous	40

5.1	Notices	40

5.2	Saving of Rights	41

5.3	English Language	41

5.4	Governing Law	41

5.5	Arbitration	41

5.6	Announcements / Confidentiality	42

5.7	Successors and Assigns	42

5.8	Amendments, Waivers and Consents	42

5.9	Counterparts	42

5.10	Costs, Expenses and Third Party Claims	43

5.11	Entire Agreement	43

5.12	Invalid Provisions	43

5.13	Specific Performance	43

5.14	Waiver of Immunity	44

5.15	Role of IFC	44

5.16	Acknowledgment of CAO	44

Annex A – Anti-Corruption Guidelines for IFC Transactions

Annex B – Exclusion List

Annex C – Minimum Insurance Requirements

Schedule 1 – Action Plan

Schedule 2 – E&S Performance Report

Schedule 3 – Development Impact Indicators

Official Use Only

POLICY AGREEMENT

POLICY AGREEMENT (this “Agreement”), dated August 12, 2026, between:

(1)	Jumia Technologies AG, a Stock Corporation (Aktiengesellschaft) organized and existing under the laws of the Federal Republic of Germany with corporate seat (Sitz) in Berlin and registered with the commercial register of the local court (Amtsgericht) of Berlin Charlottenburg (the “Commercial Register”) under HRB 203542 B (the “Company”); and

(2)	INTERNATIONAL FINANCE CORPORATION, an international organization established by Articles of Agreement among its member countries including the Federal Republic of Germany (“IFC”).

RECITALS

(A)	Pursuant to the Company’s current articles of association as of 21 May 2026 (the “Articles of Association”), the Company’s share capital amounts to EUR 249,135,746.00 and is divided into 249,135,746 no-par value common bearer shares (shares without a nominal value) (the “Jumia Shares”). To the Company’s knowledge, as of July 29, 2026, 249,135,722 Jumia Shares were held in custody with The Bank of New York Mellon SA/NV as custodian for The Bank of New York Mellon and were represented by a total of 124,567,861 American Depositary Shares (the “ADSs”), i.e. each ADS represents two (2) Jumia Shares; under the depositary agreement dated 11 April 2019 (the “Depositary Agreement”), any holder of ADSs may request the conversion of ADSs into Jumia Shares and vice versa. The ADSs are listed on the New York Stock Exchange (NYSE) under the trading symbol “JMIA”. The Jumia Shares are not listed.

(B)	Pursuant to a Subscription Agreement, dated 12 August 2026 (the “Subscription Agreement”) between IFC and the Company, IFC has agreed to subscribe for 9,057,970 new Jumia Shares in the Company (the “IFC Shares”) to be issued by way of a capital increase against contribution in cash and to be delivered to, and held in custody by, The Bank of New York Mellon SA/NV as custodian for The Bank of New York Mellon in the same way as existing Jumia Shares to enable The Bank of New York Mellon to register and deliver 4,528,985 new ADSs to IFC or its nominee (the “IFC ADSs”). The IFC ADSs are to be listed on the New York Stock Exchange and traded in United States Dollars, on the terms and conditions of the Depositary Agreement;

(C)	IFC has adopted certain operational policy requirements for its transactions and IFC requires adherence by the Company to these specific requirements and provisions as provided for in this Agreement, under Section 2.2 (IFC Policy Reporting Covenants) and Section 2.3 (IFC Policy Covenants), as a condition of the IFC Subscription; and

(D)	Accordingly, as a condition of IFC’s obligations of subscription under the Subscription Agreement, the Company and IFC have agreed to enter into this Agreement.

ARTICLE I

1	Definitions and Interpretation

1.1	Definitions

Wherever used in this Agreement, the following terms have the following meanings:

“Access to Information Policy” means IFC’s Access to Information Policy, dated January 1, 2012, which is available at: https://www.ifc.org/content/dam/ifc/doc/2010/2012-ifc-access-to-information-policy-en.pdf;

“Action Plan” means the plan or plans developed by the Company, a copy of which is attached as Schedule 1 (Action Plan), setting out the specific environmental and social measures to be undertaken by the Company, to enable the Company’s Operations to be constructed, equipped and operated in compliance with the Performance Standards;

Official Use Only

“ADSs” has the meaning as described in Recital (A);

“Affiliate” means, with respect to any Person, any Person directly or indirectly Controlling, Controlled by or under common Control with, that Person;

“Anti-Harassment Policy” means the anti-harassment provisions set out in the Company’s Code of Conduct dated June 2025, satisfactory in form and substance to IFC;

“Applicable E&S Law” means all applicable statutes, laws, ordinances, rules and regulations of the Country, including without limitation, all Authorizations setting standards concerning environmental, social, labor, health and safety or security risks of the type contemplated by the Performance Standards or imposing liability for the breach thereof;

“Applicable Law” means all applicable statutes, laws, ordinances, rules and regulations, including but not limited to, any license, permit or other governmental Authorization, in each case as in effect from time to time;

“Authority” means any national, supranational, regional or local government, or governmental, statutory, regulatory, administrative, fiscal or government-owned body, department, commission, authority, agency or entity, stock exchange or central bank (or any Person whether or not government owned and howsoever constituted or called, that exercises the functions of a central bank) or any court, tribunal, judicial or arbitral body;

“Authorization” means any consent, registration, filing, notification, reporting, agreement, notarization, certificate, license, approval, permit, authority or exemption from, by or with any Authority, whether given by express action or deemed given by failure to act within any specified time period and all corporate, creditors’ and shareholders’ approvals or consents;

“Business Day” means a day when banks are open for business in New York, New York and in Frankfurt am Main, Federal Republic of Germany;

“CAO” means the Compliance Advisor Ombudsman, the independent accountability mechanism for IFC for environmental and social concerns, which is governed by the CAO Policy;

“CAO Policy” means the IFC/MIGA Independent Accountability Mechanism (CAO) Policy dated June 28, 2021 outlining CAO’s purpose, mandate and functions, core principles, governance, and operating procedures, as the same may be amended, updated or supplemented at any time and from time to time;

“Charter” means with respect to the Company or any Subsidiary, the articles of association or equivalent constitutional documents of the Company or such Subsidiary, as applicable, including the Company Documents;

“Child Protection Incident” means any SEA Incident or other violence, abuse or exploitation (including but not limited to physical abuse, emotional /psychological abuse, sexual abuse, neglect or negligent treatment and maltreatment) of a child (an individual under 18 years old), irrespective of consent, by an officer, director, employee, agent, contractor, or subcontractor of the Company or of any of its Subsidiaries which has occurred or is alleged to have occurred in a complaint or report to the Company or to any of its Subsidiaries in connection with the Company Operations;

“Child Protection Policy” means the Company’s existing HR procedures and processes for screening against the employment of minors, satisfactory in form and substance to IFC;

“Coercive Practice” has the meaning set forth in Annex A (Anti-Corruption Guidelines for IFC Transactions);

“Collusive Practice” has the meaning set forth in Annex A (Anti-Corruption Guidelines for IFC Transactions);

Official Use Only

“Company Documents” means the Company’s Articles of Association (Satzung) as available on the Commercial Register];

“Company Operations” means all operations, activities and facilities of the Company and its Subsidiaries (including the design, construction, operations, maintenance, management and monitoring thereof as applicable) irrespective of the country of operation;

“Control” means the power to direct the management or policies of a Person, directly or indirectly, whether through the ownership of shares or other securities, by contract or otherwise; provided that, in any event, the direct or indirect ownership of more than fifty percent (50%) of the voting share capital of a Person is deemed to constitute Control of that Person, and “Controlling” and “Controlled” have corresponding meanings;

“Corrupt Practice” has the meaning set forth in Annex A (Anti-Corruption Guidelines for IFC Transactions);

“Country” means Federal Republic of Germany;

“Depositary Agreement” has the meaning as described in Recital (A);

“Dispute” has the meaning set forth in Section 5.5(a) (Arbitration);

“E&S Management System” means the Company’s environmental and social management system, as implemented or in effect from time to time, that enables the Company to identify, assess, manage and monitor the environmental and social risks in respect of the Company Operations;

“E&S Performance Report” means a written report prepared by the Company, in form and substance satisfactory to IFC, attached as Schedule 2 (E&S Performance Report) hereto, setting out the specific environmental and social information to be provided by the Company in respect of the Company Operations;

“Equity Securities” of a company means such company’s common shares, preferred shares, bonds, loans, warrants, rights, options or other similar instruments or securities which are convertible into or exercisable or exchangeable for, or which carry a right to subscribe for or purchase shares or other securities of such company or any instrument or certificate representing a beneficial ownership interest in the shares or other securities of such company, including global depositary receipts and American depository receipts and any other security issued by the company, even if not convertible into shares, that derives its value and/or return based on the financial performance of the company or its shares;

“Exclusion List” means the list of prohibited activities set forth in Annex B;

“Financial Year” means the accounting year of the Company commencing each year on January 1 and ending on the following December 31, or such other period as the Company, upon thirty (30) days’ prior written notice to IFC, from time to time designates as its accounting year;

“Fraudulent Practice” has the meaning set forth in Annex A (Anti-Corruption Guidelines for IFC Transactions);

“ICC” has the meaning set forth in Section 5.5(a) (Arbitration);

“IFC ADSs” has the meaning as described in Recital (B);

“IFC Shares” has the meaning as described in Recital (B);

“IFC Subscription” means any subscription for Equity Securities of the Company by IFC as provided for in Article II of the Subscription Agreement;

“IFRS” means International Financial Reporting Standards (IFRS) promulgated by the International Accounting Standards Board (“IASB”) (which include standards and interpretations approved by the IASB and International Accounting Standards issued under previous constitutions), together with its pronouncements thereon from time to time, and applied on a consistent basis;

Official Use Only

“Incident Report” means a report concerning an SEA Incident or a Child Protection Incident, specifying such incident and any effects resulting or likely to result from such incident, and the measures the Company or any of its Subsidiaries is taking or plans to take to address them and to prevent any future similar incident, provided that the provision of information in or relating to an Incident Report shall (a) exclude the identities of the individuals involved (or alleged to be involved) in the relevant SEA Incident or Child Protection Incident and all other information in personally identifiable form, and (b) shall comply in all respects with Section 2.3(i) (Personal Information);

“Jumia Shares” has the meaning as described in Recital (A);

“Listing Rules” means the applicable listing rules of the New York Stock Exchange;

“Material Adverse Effect” means any circumstance, change or effect that, individually or in the aggregate with all other circumstances, changes or effects, is or is reasonably likely to be materially adverse on:

(a)	the assets or properties or liabilities (including contingent liabilities) of the Company or any of its Subsidiaries;

(b)	the business prospects, results of operations or financial condition of the Company or any of its Subsidiaries;

(c)	the carrying on of business or operations of, or the employee, customer or supplier relationships of, the Company or any of its Subsidiaries; or

(d)	the ability of the Company to comply, and ensure that each of its Subsidiaries complies, with its obligations under this Agreement, any other Transaction Document to which it is a party or the Company’s and in the case of each of its Subsidiaries, such Subsidiary’s Charter;

“Obstructive Practice” has the meaning set forth in Annex A (Anti-Corruption Guidelines for IFC Transactions);

“Performance Standards” means IFC’s Performance Standards on Environmental & Social Sustainability, dated January 1, 2012, copies of which are available publicly on the IFC website at https://www.ifc.org/wps/wcm/connect/topics_ext_content/ifc_external_corporate_site/sustainability-at-ifc/policies-standards/performance-standards;

“Person” means any individual, corporation, company, partnership, firm, voluntary association, joint venture, trust, unincorporated organization, Authority or any other entity whether acting in an individual, fiduciary or other capacity;

“Radioactive Materials Prohibition” means the production or trade in radioactive materials, it being understood that this does not apply to the purchase of medical equipment, quality control (measurement) equipment and any equipment where IFC considers the radioactive source to be trivial and/or adequately shielded;

“Related Party” means any Person: (a) that holds a material interest in the Company or any Subsidiary; (b) in which the Company or any Subsidiary holds a material interest; (c) that is otherwise an Affiliate of the Company; (d) who serves (or has within the past twelve (12) months served) as a director, officer or employee of the Company; or (e) who is a member of the family of any individual included in any of the foregoing. For the purpose of this definition, “material interest” shall mean a direct or indirect ownership of shares representing at least five percent (5%) of the outstanding voting power or equity of the relevant Person;

“Rules” has the meaning set forth in Section 5.5(a) (Arbitration);

“Sanctionable Practice” means any Corrupt Practice, Fraudulent Practice, Coercive Practice, Collusive Practice, or Obstructive Practice, as those terms are defined herein and interpreted in accordance with the Anti-Corruption Guidelines attached to this Agreement as Annex A (Anti-Corruption Guidelines for IFC Transactions);

Official Use Only

“SEA Incident” means the sexual assault, sexual abuse, or sexual exploitation of any individual by an officer, director, employee, agent, contractor, or subcontractor of the Company or of any of its Subsidiaries which has occurred or is alleged to have occurred in a complaint or report to the Company or to any of its Subsidiaries in connection with the Company Operations;

“Securities Law” means the applicable securities laws of the United States of America;

“SEC” means the United States Securities and Exchange Commission, an independent agency of the United States federal government established under the Securities Exchange Act of 1934, as amended, or any successor governmental authority or regulatory body performing the same or substantially similar functions;

“Shares” means the issued shares of a company;

“Shell Bank” means a bank incorporated in a jurisdiction in which it has no physical presence and which is not an Affiliate of a regulated bank or a regulated financial group;

“Subscription Agreement” has the meaning set forth in the Recitals;

“Subsidiary” means, with respect to any Person, an Affiliate (a) over fifty percent (50%) of whose capital is owned, directly or indirectly by such Person, or (b) in respect of which such Person has, directly or indirectly, the power to direct the management or policies thereof, whether through the ownership of shares or other securities, by contract or otherwise;

“Transaction Documents” means:

(a)	this Agreement; and

(b)	the Subscription Agreement;

“US GAAP” means United States Generally Accepted Accounting Principles promulgated by the Financial Accounting Standards Board (“FASB”) (which include standards, interpretations, and guidance approved by the FASB, including Accounting Standards Codification (“ASC”) topics and subtopics, as well as standards issued by predecessor standard-setting bodies including the Accounting Principles Board and the American Institute of Certified Public Accountants to the extent not superseded), together with its pronouncements thereon from time to time, and applied on a consistent basis;

“World Bank” means the International Bank for Reconstruction and Development, an international organization established by Articles of Agreement among its member countries;

“World Bank Group” means the World Bank; and

“World Bank Listing of Ineligible Firms” means the list, as updated from time to time, of persons or entities ineligible to be awarded a World Bank Group-financed contract or otherwise sanctioned by the World Bank Group sanctions board for the periods indicated on the list because they were found to have violated the fraud and corruption provisions of the World Bank Group anticorruption guidelines and policies. The list may be found at http://www.worldbank.org/debarr or any successor website or location.

1.2	Interpretation

In this Agreement, unless the context otherwise requires:

(a)	headings are for convenience only and do not affect the interpretation of this Agreement;

(b)	words importing the singular include the plural and vice versa;

Official Use Only

(c)	a reference to an Annex, Article, party, Schedule or Section is a reference to that Article or Section of, or that Annex, party or Schedule to, this Agreement;

(d)	the Schedules and Annexes hereto form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement and any reference to this Agreement shall include such Schedules and Annexes;

(e)	a reference to a document in the “agreed form” is a reference to a document approved and for the purposes of identification initialed by or on behalf of the parties thereto;

(f)	a reference to a document includes an amendment or supplement to, or replacement or novation of, that document but disregarding any amendment, supplement, replacement or novation made in breach of this Agreement;

(g)	a reference to “including” or “includes” does not limit the scope of the meaning of the words preceding it;

(h)	a reference to a party to any document includes that party’s successors and permitted assigns; and

(i)	unless stated otherwise herein, a reference to “Jumia Shares” means shares of the Company of any class.

1.3	Third Party Rights

This Agreement shall be binding upon and inure solely to the benefit of, and be enforceable by, only the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

ARTICLE II

2	Covenants

2.1	IFC Reporting Covenants - General Reporting Covenants

(a)	Subject to and in compliance with all Applicable Laws (including without limitation the Listing Rules and the Securities Law), the Company shall promptly deliver to IFC:

(i)	within the period specified in Form 20-F as may be extended pursuant to Rule 12b-25 under the Securities Exchange Act of 1934, as amended, audited financial statements for the Company on a consolidated basis prepared in accordance with IFRS or US GAAP;

(ii)	for each quarter of the Financial Year, unaudited quarterly financial statements (excluding notes) for the Company prepared in accordance with IFRS or US GAAP;

(iii)	at least thirty (30) days before the general shareholders meeting, the notice, agenda and relevant shareholder meeting materials; and

(iv)	within fifteen (15) days after each shareholders meeting, the results of the minutes thereof reflecting decisions adopted at such meeting;

whereby the delivery obligation shall be deemed to be satisfied as long as and to the extent that the Company complies with its obligations under all Applicable Laws (including without limitation the Listing Rules and the Securities Law), including in particular its filing obligations with the SEC.

Official Use Only

2.2	IFC Policy Reporting Covenants

(a)	Subject to and in compliance with all Applicable Laws (including without limitation the Listing Rules and the Securities Law), the Company shall promptly notify IFC upon public disclosure of any:

(i)	litigation or investigations or proceedings which have or may reasonably be expected to have a Material Adverse Effect; or

(ii)	any criminal investigations or proceedings against the Company or any Related Party,

and any such notification shall specify the nature of the action or proceeding and any steps that the Company proposes to take in response to the same;

(b)	Subject to and in compliance with Section 2.4 (Other Affirmative Covenants) and all Applicable Laws (including without limitation the Listing Rules and the Securities Law), upon IFC’s request, the Company shall permit representatives of IFC and the CAO to:

(i)	visit any of the sites and premises or inspect any plants, facilities and equipment where the business of the Company or its Subsidiaries is conducted;

(ii)	have access to the books of account and all records of the Company and its Subsidiaries (including electronic and hard copy files); and

(iii)	have access to those employees, agents, contractors and subcontractors of the Company and its Subsidiaries who have or may have knowledge of matters with respect to which IFC or the CAO seeks information;

(iv)	in each case, upon reasonable prior notice and during normal office hours; provided that CAO’s access shall be for the purpose of carrying out CAO’s role under the CAO Policy, and provided further that in carrying out its work, CAO may disclose information gathered during its activities, subject to the provisions of the CAO Policy, and provided further that the Company shall not be required to grant access, disclosure and inspection rights for material non-public price sensitive information;

(c)	The Company shall and shall ensure that each of its Subsidiaries shall:

(i)	within ninety (90) days after the end of each Financial Year, deliver to IFC the corresponding E&S Performance Report in the form attached as Schedule 2 hereto, confirming compliance with the Action Plan, the environmental and social covenants set forth in this Agreement and Applicable E&S Law, or, as the case may be, identifying any non-compliance or failure, and the actions being taken to remedy it;

(ii)	subject to and in compliance with all Applicable Laws (including without limitation the Listing Rules and the Securities Law), within ten (10) Business Days after senior management of the Company becoming aware of the occurrence, notify IFC of any social, labor, health and safety, security or environmental incident, accident or circumstance, having, or which could reasonably be expected to have, any material adverse social and/or environmental impact or any material adverse impact on the implementation or operation of the Company Operations in compliance with the Performance Standards, specifying in each case the nature of the incident, accident, or circumstance and the impact or effect arising or likely to arise therefrom, and, within thirty (30) days after the occurrence of such incident, accident or circumstance, the measures the Company or the relevant Subsidiary, as applicable, is taking or plans to take to address it and to prevent any future similar event; and keep IFC informed of the on-going implementation of those measures; and

Official Use Only

(iii)	within ten (10) Business Days after senior management of the Company becoming aware of the occurrence, notify IFC of any SEA Incident or Child Protection Incident, specifying the nature of such incident; within fifteen (15) Business Days after such notification, deliver to IFC an Incident Report in respect of such incident; and, at all times after such delivery, keep IFC informed of the ongoing implementation of the measures the Company or any of its Subsidiaries is taking or plans to take to address such incident and any effects resulting or likely to result from such incident and to prevent any future similar incident and respond promptly to any IFC request for further information regarding such incident or the implementation of such measures by the Company or by any of its Subsidiaries.

(d)	The Company shall within sixty (60) days after the end of each calendar year (January to December), deliver to IFC certain information as reasonably required to measure the ongoing development impact of IFC’s investment in the IFC ADSs against the development impact indicators specified in Schedule 3 (Development Impact Indicators) hereto and which information IFC may hold and use in accordance with the Access to Information Policy. The data for development impact indicators, as described further in Schedule 3 (Development Impact Indicators) hereto, shall correspond to the previous calendar year (January to December).

(e)	The parties acknowledge that where Applicable Law (including without limitation the Listing Rules and Securities Law) would prohibit or restrict disclosure to IFC of information otherwise required to be disclosed to IFC under this Agreement because such information has not yet been made publicly available, the Company shall as soon as permitted by Applicable Law make appropriate public disclosure so that the information may then be disclosed to IFC.

(f)	IFC may, by notice to the Company, elect not to receive any of the information described in this Section 2.2. In this case, the Company shall provide IFC with copies of all information publicly disclosed and/or filed, in compliance with the rules and regulations of any securities exchange or automated quotation system on which any of the Company’s securities are listed and any Applicable Law.

2.3	IFC Policy Covenants

(a)	Sanctionable Practices.

(i)	The Company hereby agrees that it shall not engage in (nor authorize or permit any Affiliate or any other Person acting on its behalf to engage in) any Sanctionable Practice with respect to the Company or any transaction contemplated by this Agreement;

(ii)	The Company further covenants that should it become aware of any violation of Section 2.3(a)(i), it shall promptly notify IFC; and

(iii)	If IFC notifies the Company of its concern that there has been a violation of Section 2.3(a)(i), the Company shall cooperate in good faith with IFC and its representatives in determining whether such a violation has occurred, and shall respond promptly and in reasonable detail to any notice from IFC, and shall furnish documentary support for such response upon IFC’s request.

(b)	Affirmative Environmental & Social Covenants. The Company shall and shall ensure that each of its Subsidiaries shall:

(i)	implement the Action Plan and undertake the Company Operations in compliance with (x) the Applicable E&S Law and (y) the Performance Standards (except as otherwise expressly stated in the Action Plan);

(ii)	periodically review the form of the E&S Performance Report and, following such review, consult with IFC as to whether revision of the form is necessary or appropriate in light of changes to the Company Operations or in light of environmental or social risks identified by the E&S Management System and revise the form of the E&S Performance Report, if applicable and to the extent legally permissible, with the prior written consent of IFC; and

(iii)	ensure the continuing implementation and operation of the E&S Management System to assess and manage environmental and social performance of the Company Operations in compliance with (x) all Applicable E&S Law, (y) the Action Plan, and (z) the Performance Standards (except as otherwise expressly stated in the Action Plan).

Official Use Only

(c)	Negative Environmental & Social Covenants. The Company shall not and shall ensure that each of its Subsidiaries shall not:

(i)	engage in any of the activities on the Exclusion List; or

(ii)	engage in the Radioactive Materials Prohibition; or

(iii)	amend the Action Plan, to the extent legally permissible, without the prior written consent of IFC.

(d)	UN Security Council Resolutions. The Company shall not and shall ensure that each of its Subsidiaries shall not enter into any transaction or engage in any activity prohibited by any resolution of the United Nations Security Council under Chapter VII of the United Nations Charter.

(e)	Shell Banks. The Company shall not and shall ensure that each of its Subsidiaries shall not conduct business or enter into any transaction with, or transmit any funds through, a Shell Bank.

(f)	Anti-Harassment Policy and Child Protection Policy. The Company shall and shall ensure that its Subsidiaries shall within six (6) months after the date of this Agreement, adopt and comply in all material respects with the Anti-Harassment Policy and Child Protection Policy in relation to the Company and its Subsidiaries and, without limiting the generality of Section 2.3(g) (Changes to Anti-Harassment Policy or Child Protection Policy), within five (5) days following the adoption of any material amendment to such policy, deliver a copy of such amendment to IFC.

(g)	Changes to Anti-Harassment Policy or Child Protection Policy. Unless IFC otherwise agrees, the Company shall not and shall ensure that its Subsidiaries shall not adopt any material amendment to the Anti-Harassment Policy or the Child Protection Policy.

(h)	Insurance. The Company and its Subsidiaries shall:

(i)	insure and keep insured with reputable insurers its assets and business against insurable losses, including the insurances specified in Annex C (Minimum Insurance Requirements), on terms and conditions acceptable to IFC;

(ii)	promptly notify the relevant insurer of any claim under any policy written by that insurer and diligently pursue that claim;

(iii)	comply with all warranties and conditions under each insurance policy;

(iv)	not do or omit to do, or permit to be done or not done, anything which might prejudice the Company’s (and/or any of its Subsidiaries’) right to claim or recover under any insurance policy; and

(v)	within 30 days of any renewal or replacement of an insurance policy required in Annex C (Minimum Insurance Requirements), provide to IFC a copy of that policy.

(i)	Personal Information. If the Company or anyone acting on its behalf discloses any information relating to individuals to IFC in connection with the Company Operations, other than names and contact details of their personnel or representatives, the Company shall ensure that:

(i)	unless IFC has requested or agreed to receive the information in personally identifiable form, the information is redacted or anonymized so that no individual is identifiable; and

Official Use Only

(ii)	if any individuals are identifiable from the information: (A) the disclosure complies with any data protection or data privacy laws applicable to the Company (such as any requirements to provide information to, or obtain consents from, those individuals), taking full account of IFC’s expected use of the information, including as set forth in IFC’s Products and Services Privacy Notice (ifc.org/privacy/productnotice); (B) reasonable steps are taken to ensure that the information is accurate, and proportionate to the purposes of disclosure, and that the disclosure is fair to the individuals concerned; and (C) the information is protected by appropriate security measures in transmission.

(j)	Issuance and Transfer of Equity Securities. The Company shall not issue any Equity Securities in the Company, and it shall not register or recognize the transfer of any Equity Securities in the Company, to any of the individuals or entities named on (A) lists promulgated by the United Nations Security Council or its committees pursuant to resolutions issued under Chapter VII of the United Nations Charter; or (B) the World Bank Listing of Ineligible Firms (see www.worldbank.org/debarr), provided, however, that the foregoing shall not prevent the Company from complying with mandatory German law, including the German Stock Corporation Act (Aktiengesetz) and Section 7 of the German Foreign Trade Ordinance (Außenwirtschaftsverordnung). Any issuance or transfer made in breach of this provision shall be null and void.

2.4	Other Affirmative Covenants.

The Company shall:

(a)	undertake its business, activities and investments, and cause each of its Subsidiaries to undertake their business, activities and investments, in compliance with Applicable Law; and

(b)	ensure that the IFC ADSs as well as the underlying IFC Shares are not subject to any transfer restrictions other than those imposed by the Depositary Agreement, Securities Law or the Listing Rules or other mandatorily applicable law, and IFC rights shall not be transferable to any acquirer of the IFC ADSs and/or the underlying IFC Shares other than an IFC Affiliate.

The Company and IFC acknowledge and agree that, in respect of any non-public price sensitive information requested by IFC under this Agreement, the Company shall make simultaneous disclosure of such information to IFC and the public and/or its shareholders for the purpose of ensuring equal dissemination of information as required by Applicable Laws and regulations and rules of securities exchanges having jurisdiction over the Company (including without limitation the Listing Rules and the Securities Law).

2.5	Further Assurances

The Company shall exercise all such rights and powers as are available to it to take, or cause to be taken, such actions, and do, perform, execute and deliver, or cause to be done, performed, executed and delivered, all acts, deeds and documents necessary, proper or advisable to ensure compliance with and to fully and effectually implement the provisions of this Agreement and the other Transaction Documents, as promptly as reasonably possible.

ARTICLE III

3	Term of Agreement

3.1	Term of Agreement

Except as otherwise expressly set forth herein, this Agreement shall become effective as of the date on which IFC first subscribes for the IFC Shares and shall continue in force with respect to IFC until such time as IFC no longer holds any IFC ADSs; provided, however, that:

(a)	the provisions of Section 2 (Covenants) shall survive any such termination in favor of any transferee of IFC ADSs to which IFC’s assigns or transfers such rights pursuant to Section 5.7 (Successors and Assigns);

Official Use Only

(b)	the provisions of Article I (Definitions and Interpretation), Section 5.1 (Notices), Section 5.3 (English Language), Section 5.4 (Governing Law), Section 5.5 (Arbitration), Section 5.6 (Announcements/Confidentiality) and Section 5.10 (Costs, Expenses and Third Party Claims) shall survive such termination; and

(c)	the termination of this Agreement or cessation of effectiveness with respect to a party shall be without prejudice to any Person’s accrued rights and obligations at the date of its termination and any legal or equitable remedies of any kind which may accrue in connection therewith.

ARTICLE IV

4	Representations and Warranties

4.1	Representations and Warranties of the Company

The Company hereby represents and warrants that each of the following statements is true, accurate and not misleading as of the date of this Agreement:

(a)	Organization and Authority. Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the laws of its place of incorporation and has all the necessary corporate power and authority to enter into and perform its obligations under this Agreement and each of the other Transaction Documents to which they are party and to consummate the transactions contemplated thereby.

(b)	Validity. This Agreement and each of the other Transaction Documents to which it is a party has been duly authorized and executed by the Company and constitutes its legal, valid and binding obligations, enforceable against it in accordance with its terms.

(c)	No Conflict. The execution and performance of this Agreement and each of the other Transaction Documents to which it is a party will not

(i)	violate, conflict with or result in a breach of any of the terms, conditions or provisions of, or constitute a default (or an event which, with the giving of notice or lapse of time, or both, would become a default) under, or require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any lien over any of its assets pursuant to, any note, bond, indenture, mortgage, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which it is a party or by which it is bound or affected;

(ii)	violate, conflict with or result in a breach of any of the terms or provisions of its Charter; or

(iii)	violate or conflict with any Authorization, judgment, decree or order or any Applicable Law; and

(d)	Status of Authorizations. All Authorizations required for the execution and delivery of this Agreement and each of the other Transaction Documents to which it is a party and the performance of its obligations hereunder have been obtained and are in full force and effect.

4.2	Representations and Warranties of IFC

IFC hereby represents and warrants to the Company as follows:

(a)	Organization and Authority. It is an international organization established by Articles of Agreement among its member countries and has the power and authority to enter into, deliver and perform its obligations under this Agreement.

Official Use Only

(b)	Validity. This Agreement and each of the other Transaction Documents to which it is a party has been duly authorized and executed by it and constitutes its valid and legally binding obligation and enforceable in accordance with its terms.

(c)	No Conflict. The execution, delivery and performance of this Agreement will not contravene any law, regulation, order, decree or Authorization applicable to it or any provision of the Articles of Agreement establishing IFC; and

(d)	Status of Authorizations. It has taken all appropriate and necessary action to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder.

4.3	IFC Reliance.

The Company acknowledges that it has made the representations and warranties in Section 4.1 (Representations and Warranties of the Company), with the intention of inducing IFC to enter into this Agreement and each of the other Transaction Documents to which it is a party and to make the IFC Subscription and that IFC has entered into this Agreement and each of the other Transaction Documents to which it is a party and made the IFC Subscription on the basis of and in full reliance on such representations and warranties. Each of the representations and warranties is to be construed independently and (except where this Agreement provides otherwise) is not limited by any provision of this Agreement or another representation and/or warranty.

ARTICLE V

5	Miscellaneous

5.1	Notices

(a)	Any notice, request or other communication to be given or made under this Agreement shall be in writing. Subject to Section 5.1(c), any such communication shall be delivered by hand, established courier service or electronic mail to the party to which it is required or permitted to be given or made at such party’s address specified below or at such other address as such party has from time to time designated by written notice to the other party hereto, and subject to clause (b) shall be effective upon the earlier of (a) actual receipt and (b) deemed receipt under Section 5.1(b) below.

For the Company:

Jumia Technologies AG

The Management Board (Vorstand)

Skalitzer Str. 104

10997 Berlin

Deutschland

E-mail:

Attention:

For the IFC:

International Finance Corporation

2121 Pennsylvania Avenue, N.W.

Washington, D.C. 20433

United States of America

E-mail:

Attention:

With a copy (in the case of communications relating to payments) for the attention of the Director, Financial Operations.

Official Use Only

(b)	Unless there is reasonable evidence that it was received at a different time, notice pursuant to this Section 5.1 is deemed given if:

(i)	delivered by hand, when left at the address referred to in Section 5.1(a);

(ii)	sent by established courier services within a country, three (3) Business Days after posting it or confirmation of its receipt, whichever is earlier;

(iii)	sent by established courier service between two countries, six (6) Business Days after posting it or confirmation of its receipt, whichever is earlier; and

(iv)	sent by electronic email.

(c)	IFC has a secured document sharing website called “AccessIFC”, located at accessifc.ifc.org. Provided that the Company has agreed to all the terms and conditions provided by IFC to access and use AccessIFC, IFC may, in its discretion, grant to the Company access to AccessIFC. In the event the Company has been granted access to AccessIFC, the Company shall deliver via AccessIFC the reports required in Section 2.2(c)(i) (E&S Performance Report) and Section 2.2(d) (Development Impact Indicators), and any other reporting requirements as may be mutually agreed between the Company and IFC.

5.2	Saving of Rights

(a)	The rights and remedies of IFC in relation to any misrepresentation or breach of warranty on the part of the Company shall not be prejudiced by any investigation by or on behalf of IFC into the affairs of the Company, by the execution or the performance of this Agreement or by any other act or thing by or on behalf of IFC which might prejudice such rights or remedies.

(b)	No course of dealing and no failure or delay by IFC in exercising any power, remedy, discretion, authority or other right under this Agreement or any other agreement shall impair, or be construed to be a waiver of or an acquiescence in, that or any other power, remedy, discretion, authority or right under this Agreement, or in any manner preclude its additional or future exercise.

5.3	English Language

All documents to be provided or communications to be given or made under this Agreement shall be in English and, where the original version of any such document or communication is not in English, shall be accompanied by an English translation certified by an authorized representative of the Company to be a true and correct translation of the original. IFC may, if it so requires, obtain an English translation of any document or communication received in any other language at the cost and expense of the Company. In either case, IFC may deem any such translation to be the governing version.

5.4	Governing Law

This Agreement, and all non-contractual obligations arising out of or in connection with it, is governed by, and shall be construed in accordance with, the laws of the State of New York, United States of America.

5.5	Arbitration

(a)	All disputes arising out of or in connection with this Agreement, including any dispute relating to non-contractual obligation arising out of or in connection with this Agreement (each a “Dispute”) shall be finally settled under the Rules of Arbitration (the “Rules”) of the International Chamber of Commerce (the “ICC”) as amended below.

(b)	Any party to this Agreement may initiate arbitration proceedings pursuant to this clause against the other parties to this Agreement by sending a Request for Arbitration (as defined in the Rules) to the ICC.

Official Use Only

(c)	There shall be one arbitrator nominated jointly by the parties to the arbitration within fifteen (15) days after the expiry of the period during which parties can exercise their right to joinder or intervention under paragraph (b) above. If the sole arbitrator is not nominated within this time period, the ICC shall make the appointment.

(d)	The legal seat of arbitration shall be New York, New York, United States of America.

(e)	The language of the arbitration shall be English.

(f)	The arbitrator is not empowered to award punitive damages, and each party hereby waives any right to seek or recover punitive damages with respect to any Dispute resolved by arbitration under this Section.

(g)	The arbitrator and any emergency arbitrator appointed in accordance with the Rules shall not be authorized to take or provide, and the parties shall not be authorized to seek from any judicial authority, any interim measures of protection or pre-award relief against IFC, any provisions of the Rules notwithstanding.

(h)	The parties agree that an arbitrator appointed hereunder or under any Related Agreement may exercise jurisdiction with respect to both this Agreement and the Related Agreements, including if this Agreement and the Related Agreements are governed by different laws.

(i)	The parties expressly and irrevocably agree to the consolidation of two or more arbitrations commenced hereunder and/or under the Related Agreements irrespective of whether the claims in the arbitrations are made under the same arbitration agreement or more than one arbitration agreement, and irrespective of whether the arbitrations are between the same parties or different parties. The decision to consolidate shall be made by the ICC Court in accordance with the Rules.

(j)	The parties acknowledge and agree that no provision of this Agreement or of the Rules, nor the submission to arbitration by IFC, in any way constitutes or implies a waiver, termination or modification by IFC of any privilege, immunity or exemption of IFC granted in the Articles of Agreement establishing IFC, international conventions, or applicable law.

5.6	Announcements / Confidentiality

The Company may not represent IFC’s views on any matter, or use IFC’s name in any written material provided to third parties, without IFC’s prior written consent.

5.7	Successors and Assigns

This Agreement binds and benefits the respective successors and assignees of the parties. However, the Company may not assign, transfer or delegate any of its rights or obligations under this Agreement unless IFC gives its prior written consent.

5.8	Amendments, Waivers and Consents

Any amendment or waiver of, or any consent given under, any provision of this Agreement shall be in writing and, in the case of an amendment, signed by all of the parties hereto.

5.9	Counterparts

This Agreement may be executed in several counterparts, each of which is an original, but all of which constitute one and the same agreement.

Official Use Only

5.10	Costs, Expenses and Third Party Claims

The Company shall (1) pay to IFC or as IFC may direct the costs and expenses incurred by IFC in relation to efforts to enforce or protect its rights under this Agreement, or the exercise of its rights or powers consequent upon or arising out of any breach of this Agreement, including legal and other professional consultants’ fees on a full indemnity basis and (2) shall indemnify, defend and hold harmless IFC and its Affiliates from, against and in respect of any damages, losses, charges, liabilities, claims, payments, judgments, settlements, assessments, and costs and expenses (including attorneys’ fees, charges and disbursements) imposed on, sustained, incurred or suffered by, or asserted against IFC or its Affiliates arising out of, in connection with, or related to any actual or prospective third party claim, litigation, investigation or proceeding relating to (a) any breach by the Company of any of its obligations under the Transaction Documents or (b) the gross negligence, willful misconduct or fraudulent acts of the Company or its directors, officers or employees in connection with any transaction contemplated thereby.

5.11	Entire Agreement

This Agreement, together with the other Transaction Documents, supersedes all prior discussions, memoranda of understanding, agreements and arrangements (whether written or oral, including all correspondence), if any, between the parties with respect to the subject matter of this Agreement, and this Agreement (together with any amendments or modifications and the other Transaction Documents) contains the sole and entire agreement between the parties with respect to the subject matter of this Agreement and the other Transaction Documents.

5.12	Invalid Provisions

If any provision of this Agreement is held to be illegal, invalid or unenforceable under any law from time to time: (a) such provision will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; and (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance here from.

5.13	Specific Performance

The parties acknowledge and agree that IFC would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by the Company could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which IFC may be entitled, at law or in equity, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

Official Use Only

5.14	Waiver of Immunity

To the extent the Company may be entitled in any jurisdiction to claim for itself or its assets immunity in respect of its obligations under this Agreement or any other Transaction Document from any suit, execution, attachment (whether provisional or final, in aid of execution, before judgment or otherwise) or other legal process or to the extent that in any jurisdiction that immunity (whether or not claimed) may be attributed to it or its assets, the Company irrevocably agrees not to claim and irrevocably waives such immunity to the fullest extent permitted now or in the future by the laws of such jurisdiction.

5.15	Role of IFC

(a)	Notwithstanding anything to the contrary provided under the Transaction Documents, it is specifically understood and agreed that IFC is acting solely as investor and is not, and shall not be deemed or construed to act as, agent, advisor or fiduciary for the Company or for any other Person pursuant to the Transaction Documents.

(b)	Except as expressly assumed by IFC under the Transaction Documents, IFC shall have no liability or obligation whatsoever to the Company or any other Person with respect to the transactions contemplated by the Transaction Documents (including, without limitation, for any oversight or monitoring, or any lack of oversight or monitoring, exercised by IFC in respect of, or the manner in which IFC may implement (or refrain from implementing), comply with (or refrain from complying with), any IFC policy (including the Action Plan and Performance Standards) or any Applicable E&S Law, and the Company assumes full responsibility in respect of any action it takes (or fails to take) in connection with any recommendation, instruction or advice that IFC may or may not give from time to time in connection with the Company Operations or any Transaction Document.

(c)	Any reviews, approvals, or due diligence undertaken by IFC is for the sole benefit of IFC alone and not for the benefit of any third party, foreseen or unforeseen, or the Company and shall create no fiduciary or other obligation in any respect to any third party, foreseen or unforeseen, or the Company.

5.16	Acknowledgment of CAO

The Company hereby acknowledges and agrees that the CAO is IFC’s independent accountability mechanism for environmental and social concerns; and it has reviewed additional information about the CAO, including the CAO Policy, which is available at http://www.cao-ombudsman.org/.

(Signature Pages Follow)

Official Use Only

IN WITNESS WHEREOF, the parties hereto, acting through their duly authorized representatives, have caused this Agreement to be signed in their respective names as of the date first written above.

JUMIA TECHNOLOGIES AG

By:	/s/ Francis Dufay
Name:	Francis Dufay
Title:	Member of the Management Board
(Mitglied des Vorstands)

By:	/s/ Antoine Millet-Mezeray
Name:	Antoine Maillet-Mezeray
Title:	Member of the Management Board
(Mitglied des Vorstands)

INTERNATIONAL FINANCE CORPORATION

By:	/s/ Mohamed Omer Eissa
Name:	Mohamed Omer Eissa
Title:	Senior Manager

Official Use Only

ANNEX A

(Please refer to Appendix 2 of the Subscription Agreement)

ANNEX B

(Please refer to Appendix 1 of the Subscription Agreement)

ANNEX C

MINIMUM INSURANCE REQUIREMENTS

(See Section 2.3(h) of this Agreement)

1.	Crime including computer crime or cyber insurance

2.	Errors and omissions or professional liability

3.	Property damage in respect of warehouses owned including goods in custody or control and third-party liability

4.	Directors’ and officers’ liability with worldwide coverage and a minimum of US$2m limit and as required by IFC if a board seat is taken

Official Use Only

SCHEDULE 1

ACTION PLAN

(Please refer to Appendix 5 of the Subscription Agreement)

Official Use Only

SCHEDULE 2

E&S PERFORMANCE REPORT

ENVIRONMENTAL, SOCIAL AND GOVERNANCE PERFORMANCE
ANNUAL MONITORING REPORT (AMR)

Jumia
West Africa

52971

Reporting Period: (month/year) through (month/year)

AMR COMPLETION DATE: (day/month/year)

Sustainability and Gender Solution Department

2121 Pennsylvania Avenue, NW

Washington, DC 20433 USA

www.ifc.org/enviro

Official Use Only

AMR SECTION I

INTRODUCTION

IFC’s Investment Agreement requires for the JUMIA project to prepare a comprehensive Annual Monitoring Report (AMR) on the environmental and social (E&S) performance of its facilities and operations. This document comprises IFC’s preferred format for E&S performance reporting. The following template may be supplemented with annexes as appropriate to ensure all relevant information on project performance is reported.

CONTENTS:

●	Client’s Representation Statement by Sponsor authorized representative
●	Summary of Key E&S Aspects during the Reporting Period
●	New Development/ Corporate Financing
●	E&S Action Plan Status and Update
●	Deviations/non-compliances
●	Client’s Feedback
●	Corporate Governance

Official Use Only

AMR SECTION II

Client’s Representation Statement by Sponsor authorized representative

Please refer to the (the “Agreement”) dated [●], [●] between Jumia (the “Client”) and International Finance Corporation (“IFC”). For the purposes of this Representation Statement, capitalized terms used herein shall have the meanings ascribed to them in the Agreement, unless otherwise defined herein.

I	(name) in my role of (position) and representing the Client certify that:

a)	The Project / Client’s Operations are in compliance with all environmental and social covenants set forth in Sections [5.01 and 5.02] of the Agreement and Applicable E&S Law, and all actions required to be undertaken pursuant to the Action Plan (“ESAP”) and any subsequent supplemental action plans [, except as otherwise set forth in [Section VI] of the Relevant AMR (as defined below)].[1]

b)	Beyond what is reported in the attached Annual Monitoring Report, dated as of the date hereof (the “Relevant AMR”) , none of these events have occurred in the relevant Financial Year in relation to the Project / Client’s Operations, to the best of my knowledge and belief, after due inquiry:

●	Circumstances or occurrences that have given or would give rise to violations of Applicable E&S Laws.

●	Social, labor, health and safety, security or environmental incident, accident or circumstance having, or which could reasonably be expected to have, a Material Adverse Effect or material adverse impact on the implementation of the [Project / Transaction or on carrying on of Operations by the Client [and/or any [Restricted] Subsidiary]] in accordance with the Performance Standards

●	Sexual Exploitation and Abuse Incidents

●	Child Protection Incidents

●	Material environmental or social risks or issues in relation to the Project and Client’s Operations

●	Existing or threatened complaint, order, directive, claim, citation or notice from any Authority.

●	Any written communication from any Person, in either case, concerning the Project / Client’s Operations ’s failure to comply with any matter covered by the Performance Standards.

●	Ongoing or, threatened, strikes, slowdowns or work stoppages by employees of the Client or any contractor or subcontractor with respect to the Project / Client’s Operations

c)	All information contained in the Relevant AMR is true, complete and accurate in all respects at the time of submission and no such document or material omitted any information the omission of which would have made such document or material misleading.

d)	There have not been any new Client [or [Restricted] Subsidiaries] activities (e.g., expansions, construction works, etc.) that could generate adverse environmental or social effects, and there have been no new ESIA studies, audits, or environmental and social action plans prepared or conducted by or on behalf of the Client [or any of its [Restricted] Subsidiaries], with respect to the Performance Standards or any Applicable E&S Law that IFC has not been notified of.

[1]	When applicable, the Client shall include any deviations or noncompliance in the relevant section of the AMR, and the actions being taken to remedy any such deficiency.

Official Use Only

[Name of Client]

Name:
Title:
Date:

Official Use Only

AMR SECTION III

SUMMARY OF KEY E&S ASPECTS DURING THE REPORTING PERIOD

This section aims to identify the key E&S progress/activities/incidents during the Reporting period (include: Summary of Key Findings for the Reporting Period e.g. non-compliances, significant incidents2, social unrest, significant improvements/initiatives regarding E&S performance, etc.)

Project Status

Select the current status of the project and provide a brief description of the developments in relation to the project over the reporting period.

Country of operation
Cars
Motorbike
Tricycle
Drivers

New investment under development? (Corporate and Investment Funds) ☐ Yes        ☐ No

Please provide details in section IV of this AMR.

Note to Client: Environmental and Social (E&S) refers to the aspects covered under Performance Standards 2 to 8, including but not limited to environmental, climate, labor and working conditions, GBV and SEAH3, workers and community health and safety, and biodiversity matters.

[2]	Examples of significant incidents follow. Chemical and/or hydrocarbon materials spills; fire, explosion or unplanned releases, including during transportation; ecological damage/destruction; local population impact, complaint or protest; failure of emissions or effluent treatment; legal/administrative notice of violation; penalties, fines, or increase in pollution charges; negative media attention; chance cultural finds; labor unrest or disputes; local community concerns.
3

Gender-based violence (GBV) means any harmful act perpetrated against a person that is based on socially ascribed gender differences. It includes acts or threats of physical, psychological, sexual or economic abuse, coercion, and other deprivations of liberty, whether occurring in public or private life. GBV disproportionately affects women and girls. GBV is rooted in gender inequality and unequal power, which can leave people, especially women and girls, vulnerable to violence and harassment and prevent them from reporting it. It is widespread and cuts across all industries, supply chain, and in the community.

Sexual Exploitation, Abuse and Harassment (SEAH) is a subset of GBV. Sexual Exploitation means any actual or attempted abuse of a position of vulnerability, differential power, or trust, for sexual purposes, including, but not limited to, profiting monetarily, socially or politically from the sexual exploitation of another. Sexual Abuse means the actual or threatened physical intrusion of a sexual nature, whether by force or under unequal or coercive conditions. It can come in many forms including but not limited to a text message, a touch, a kiss, and sexual intercourse. Therefore, SEAH happens when an employee or contractor commits a sexual misconduct and abuses their position of power or privilege against another employee or a member of the affected community. SEAH always involves an imbalance of power between a worker and a member of the affected community.

Official Use Only

Performance Standard 1: Environmental and Social Assessment and Management system

Section I: Environmental and Social Management System

E&S Management System

1.	During this reporting period, has the Company’s E&S Management System (ESMS) relevant to the Project, been reviewed and updated? If yes, please describe.

E&S Permits and Certifications

2.	Please indicate the status of the Project’s environmental permits / licenses.

Table 2: Status of Environmental Permits and Licenses

Scope of permit	Project component	Official permit name	Granted by (Institution)	Application date dd/mm/yyyy	Issue date dd/mm/yyyy	Expiration date dd/mm/yyyy

3.	Please indicate the status of any Management System (for example, ISO 14001, ISO 45001) or Voluntary Sustainability Standards certifications for the Project. Attach any external audit report carried out this reporting period.

Table 3: Status of Certifications

Certification Scheme	Scope of Certification	Future Consideration	Under Implementation	Successfully Implemented	Date of certification / re-certification

Identification of Risks and Impacts

4.	During this reporting period, has any expansion or change (e.g., land or asset acquisition, new facilities, new production lines) modified the Project’s Area of Influence[4] or introduced new E&S risks? If yes, please explain how E&S risks have been assessed.

[4]	The concept of ’Area of Influence’ is used in environmental and social impact assessments to define the geographic area that may be affected by a project. In addition to areas impacted by the project’s facilities, the Area of Influence includes areas impacted by the project’s ancillary infrastructure (e.g., roads, construction camps, borrow pits) and ‘Associated Facilities’(Associated Facilities are facilities that are not funded as part of the IFC project and that would not have been constructed or expanded if the project did not exist and without which the project would not be viable). The Area of Influence may include areas in proximity or far away from the project site, for example, the airshed and watershed affected by the project’s emissions, off-site areas required for population resettlement, etc.

Official Use Only

●	During this reporting period, has the company identified any Project-related E&S risks associated with climate change? If yes, have preventive, mitigation or adaptation measures been adopted? Please explain.

●	During this reporting period, has the company identified new risks associated with GBV and SEAH in relation to the Project? If yes, please describe any preventive or remedial actions taken.

Management Programs

5.	During this reporting period, have any E&S management plans, programs or procedures been revised or discontinued? If yes, explain rationale.

6.	During this reporting period, have any new E&S management plans, programs or procedures been developed? If yes, provide a summary.

Organizational Capacity and Competence

7.	During this reporting period, have there been changes to the Project’s E&S personnel or organizational structure, including reporting lines to senior management? If yes, describe the changes and explain rationale.

8.	Please list the environmental, OHS, labor, and social training delivered to the Project’s personnel, contractors, and suppliers during this reporting period on the table below, or attach your E&S training matrix, if available.

Topic	Target Audience (e.g., Management, Supervisors, Direct workers, Contracted workers, Suppliers)	Training Provider	Duration of training (Hours)	Number of Participants
				Total	M	F

Emergency Preparedness and Response

9.	During this reporting period, have there been any material changes to the Project’s Emergency Preparedness and Response Plans (EPRP)? If yes, please describe.

10.	Does guidance regarding evacuations take into consideration needs of pregnant women or other groups with restricted mobility?

Official Use Only

11.	Please list the emergency drills conducted during this reporting period on the table below.

Table 5: Overview of Emergency Drills

Type of drills (e.g., evacuation, fire, first-aid)	Participants (e.g., fire brigade, all employees)	Date(s) performed	Observed Deficiencies[5]	Corrective Actions and Schedule for Implementation[6]

12.	Please list the inspections, tests, and maintenance activities for Life and Fire Safety (LFS) systems at the Project’s facilities during this reporting period on the table below.

Table 6: Overview of LFS systems inspection, testing and maintenance

LFS systems (e.g., fire detection and alarm, emergency lighting, fire extinguishers, fire pump)	Inspection, Testing, or Maintenance	Frequency	Observed Deficiencies[7]	Corrective Actions and Schedule for Implementation[8]

Monitoring and Review

13.	During this reporting period, were there any changes to the Project’s E&S monitoring programs? If yes, please describe.

14.	During this reporting period, have any external or internal EHS, labor or social audits of the Project’s assets and operations been completed? If yes, please provide a summary with dates, non-compliances, and corrective actions. Attach audit reports if available.

15.	During this reporting period, were there any significant deviations from monitored E&S indicators or parameters identified and addressed? If yes, please describe.

Contractor Management(including Drivers)

16.	Please describe the type and number of contractors involved in the Project’s operations (e.g., catering, security forces, transportation, maintenance). Please list or attach an updated list, if available.

[5]	Attach additional sheets as needed to fully describe observed deficiencies.
[6]	Attach additional sheets as needed to fully describe corrective actions and implementation.
[7]	Attach additional sheets as needed to fully describe observed deficiencies.
[8]	Attach additional sheets as needed to fully describe corrective actions and implementation.

Official Use Only

17.	During this reporting period, has the Project monitored the EHS and labor compliance of contractors? If yes, please describe any corrective measure taken.

●	In case there have been changes since the last report, please provide an organizational chart showing the contractors and subcontractors mobilized by the Project during this reporting period, along with their headcounts.

●	During this reporting period, were new contractors screened against E&S criteria for their pre-qualification and selection? If yes, please describe.

●	During this reporting period, were E&S contractual provisions – such as a code of conduct and oversight of sub-contractors – included in their contracts? If yes, please describe.

●	During this reporting period, have contractors and subcontractors been trained on the company/Project E&S policies and code of conduct, including GBV/SEAH policies? If yes, please provide evidence.

●	During this reporting period, did the Project’s contractors assess and report on the E&S performance of subcontractors? If yes, were any corrective actions implemented? Please describe.

Section II: Stakeholder Engagement and External Grievance Mechanism

18.	During this reporting period, has the company engaged with stakeholders and Affected Communities[9] to disclose Project information or to follow-up on concerns and commitments agreed in the past? If yes, provide details on the table below or as attachment.

Table 7: Overview of Stakeholder Engagement

Date	Type of Engagement	Attendees/ Participants	Reason for Engagement/ Issues raised	Actions for the Company	Status (Open, Closed)

19.	During this reporting period, has the Project received any grievance from Affected Communities? If yes, provide details on the table below or as attachment.

Table 8. Overview of External Grievances

Date	Source (e.g., farmers,	Type (e.g., grievance, inquiry)	Category (e.g., noise,	Description	Corrective Measures	Status (Open, Closed)

[9]	Affected Communities are defined as any people or communities located in the project’s Area of Influence who are subject to actual or potential direct project-related risks and/or adverse impacts on their physical environment, health or livelihoods. There is no exact definition of community and it could vary from project to project, but in general terms it refers to a group of people or families who live in a particular locality, sometimes share a common interest (water users associations, fishers, herders, grazers, and the like), often have common cultural and historical heritage and have different degrees of cohesiveness.

Official Use Only

residents, NGO)	dust, GBV/SEAH)

●	During this reporting period, has the Project actively engaged with women and under-represented groups (e.g., youth, elders, people with disabilities)? If yes, please describe it.

●	During this reporting period, has the Project consulted community and local groups advocating for the rights of women, children, and adolescents? What actions were taken to address their concerns?

●	During this reporting period, has the Project received any grievance from Affected Communities or other key stakeholders specific to allegations of GBV/SEAH perpetrated by an employee or contractor? If yes, please describe the grievance and how it was addressed. When describing, please do not include the names of the survivor and alleged perpetrator to protect their confidentiality.

Official Use Only

AMR	Performance Standard 2: Labor and Working Conditions

Section I – Workforce Statistics

1.	Provide the following information regarding your workforce[10] disaggregated by gender:

Table 1: Overview of workers during this reporting period
Site	Total # of direct workers (M/F/ Non-binary)	Total # of contracted workers (M/F/ Non-binary)	Total # of workers with disabilities (M/F/ Non-binary)

Site	# direct workers hired (M/F/ Non-binary)	# direct workers terminated (involuntary) by M/F/Non-binary	# direct workers terminated (voluntary) by M/F/Non-binary

2.	Did any retrenchment take place during this reporting period? If yes, please indicate the number of affected employees disaggregated by function and by gender. Attach the retrenchment plan or provide the relevant details (e.g., consultation and information to workers, retrenchment criteria, reasons for the retrenchment, compensation package, etc.)

Section II – Human Resources Policies, Procedures, and Plans

3.	Have you updated or issued new Human Resources (HR) policies, procedures, or plans this reporting period? If yes, please provide details.

4.	Have there been changes in national labor law? If yes, to what extent is the project in compliance with such laws and which actions have been undertaken?

Section III – Working Conditions and Terms of Employment - Workers’ Accommodation

[10]	See Performance Standard 2 and its Guidance Note for definitions regarding type of employment relationship between the client and the worker: workers directly engaged by the client (direct workers), workers engaged through third parties to perform work related to core business processes of the project for a substantial duration (contracted workers), as well as workers engaged by the client’s primary suppliers (supply chain workers).

Official Use Only

5.	Have there been changes to working conditions and terms of employment (distribution of permanent vs. temporary contracts, working hours, shift system, etc.) this reporting period? If yes, please describe.

Section IV – Non-Discrimination, Equal Opportunity, and Sexual Harassment

6.	Have you updated or issued new policies and procedures to prevent and respond to discrimination, harassment (including sexual), intimidation, and exploitation, especially of women in the workplace? If yes, please describe.

7.	Please provide an update on the implementation of policies and procedures to prevent and respond to discrimination and harassment (including sexual) (e.g., plan to recruit and retain women and/or any other underrepresented groups, training, grievance mechanism).

●	Did managers/ HR staff receive any training on how to respond to incidents of sexual harassment this reporting period?

●	Have there been training or awareness raising activities towards personnel accountable for implementing non-discrimination or equal opportunities policies? Please describe.

●	Please provide the number of direct workers, contractors / contracted workers, and suppliers trained on the code of conduct or anti-SEAH policies this reporting period.

●	Have you conducted any training or awareness raising sessions on child protection/safeguarding this reporting period (as applicable to project activities or employee services)? If yes, how many people were trained?

●	If your employees work in shifts, can you provide gender-disaggregated shift data?

Section V – Freedom of Association and Workers’ Organizations

8.	Please provide an update on unions active within the context of the project, number of unionized workers, and any relevant action during this reporting period (e.g. election of representatives, signing / renewal of collective agreements, union recognition, meetings with union officials, union-led trainings, etc.).

9.	Have there been any strikes, work stoppages, peaceful protests or significant labor actions this reporting period?

Section VI – Workers’ Grievance Mechanism

10.	Please list the number of workers’ grievances disaggregated by gender in this reporting period. Provide details on the table below or as attachment.

Official Use Only

Table 3: Overview of Worker Grievances

Type of grievance	Received		Investigated		Closed
	Direct workers (M/F)	Contracted workers (M/F)	Direct workers (M/F)	Contracted workers (M/F)	Direct workers (M/F)	Contracted workers (M/F)
Overtime
Wages
Harassment
Sexual harassment
Unsafe conditions
Add rows as necessary

11.	Please provide an update on any open and new labor court cases, claims or disputes in this reporting period.

Section VII – Occupational Health and Safety (OHS)

12.	Please attach a copy of the Project’s OHS Risk Register (if there have been any updates due to changes in the operations and/or new risks identified this reporting period).

13.	Have you conducted a workplace health and safety audit during this reporting period? Does the audit consider gender-differentiated risks? Please provide a copy of the report.

14.	Please provide information on Lost Time Injuries (LTI) on the table below. For multi-location projects, please provide separate tables for each facility and a cumulative table.

Table 4: Lost-Time Injury (LTI) Indicators

	This reporting period		Reporting period- 1 year ago (not cumulative)		Reporting period- 2 years ago (not cumulative)
Report TOTAL numbers for each parameter	Direct workers	Contracted workers	Direct workers	Contracted workers	Direct workers	Contracted workers
Total number of workers
Total person-hours worked – reporting period
Total number of lost time occupational injuries[11]
Total number of lost workdays[12] due to injuries
Lost time injury frequency[13]
Fatalities
Near-misses
High potential near-misses
Vehicle collisions[14]
Total Km driven

[11]	A lost-time injury (LTI) is the incapacity to work for at least one full workday beyond the day on which the accident or illness occurred.
[12]	Lost workdays are the number of workdays (consecutive or not) beyond the date of injury or onset of illness that the employee was away from work or limited to restricted work activity because of an occupational injury or illness.
[13]	The number of lost time injuries (LTIs) recorded for Project workers per million person-hours worked by them.
[14]	When a vehicle (device used to transport people or things) collides (comes together with violent force) with another vehicle or inanimate or animate object(s) and results in injury (other than the need for First Aid) or death.

Official Use Only

15.	Please provide details of all work-related serious injuries and fatalities for this reporting period, on the table below or as attachment. Please attach copies of accident investigation reports.

Table 5: Overview of work-related serious injuries and fatalities

Direct or Contracted worker	Total Workdays lost	Description of Injury (Fatality or Serious Injury)	Root Cause of accident	Corrective Measures to prevent reoccurrence

16.	Describe the main initiatives and/or changes implemented to improve overall performance in OHS this reporting period. Provide a copy of the OHS Improvement Plan where available.

●	If you provide transportation to and from work, please provide gender-disaggregated transportation data.

●	Have you identified any concerns for the safety of female workers while traveling to and from work? If yes, please describe any remedial action.

Section IX – Workers Engaged by Third Parties( security and other service providers)

●	Have you contracted workers through third parties according to different contractual conditions than reported previously? If yes, describe the contracting process and the terms and conditions of employment offered.

●	Please describe any changes during the reporting period regarding the selection / due-diligence process followed for contractors? Please describe any internal and external labor audits undertaken with dates to assess contractors and intermediaries’ compliance with company’s policies, and national and PS2 requirements. Provide the report or summarize non-compliances identified and actions taken.

LESS to select the appropriate parameters per industry, based on relevant WBG EHS Guidelines.

Official Use Only

AMR	Performance Standard 3: Resource Efficiency and Pollution Prevention

Please answer all questions below and provide supporting data in the tables or attachments.

Section I: Resource Efficiency

1.	For the reporting period, provide the quantity of resources used in the tables below. Please specify the measurement unit (e.g., liter, cubic meters, ton, kWh, etc.).

Table: Fuel Consumption

FUEL TYPE	Stationary Sources	Transportation	Measurement Unit	Quantity
Diesel
Fuel oil
Coal
Coke
Gasoline
Natural gas (methane)
Biomass
Other fuels. Please specify fuel type and unit.

Table: Electricity Consumption

ELECTRICITY TYPE	Unit	Quantity
Non-renewable (sourced from power grid)
Non-renewable (sourced from captive power plant15)
Renewable (sourced from power grid)
Renewable (sourced from captive power plant)

Table: Water Consumption

WATER SOURCE	Unit	Quantity
Municipal water supply
Surface water
Groundwater

2.	For the reporting period, has the Company/Project implemented any measures to reduce the consumption of fuel, electricity, water, and other raw materials . If so, please provide a brief update.

[15]	A Captive Power Plant (CPP) is a power plant owned and operated by an industrial or commercial entity to generate electricity for its own use.

Official Use Only

Section II: Greenhouse Gas Emissions (and flaring as relevant)[16]

3.	For the reporting period, please report the Project’s greenhouse gases (GHG) emissions in the table below. Indicate what methodology was used for the estimation. [Provide link to webpage if the company’s GHG emissions are publicly disclosed.]

Table: GHG emissions

SCOPE TYPE	Describe Source	Quantity (tons of CO2 equivalent)
Scope 1

Scope 2

Scope 3 (if available)

4.	For the reporting period, describe the actions taken by the Project for the reduction of GHG emissions.

Section III: Pollution Prevention

Waste

5.	Please record waste generation and handling by the Project in the table below, for the reporting period.

Table: Generation and Handling of Waste

Waste Type	Measurement Unit	Quantity	Method of Storage, Handling and/or Treatment	Disposal Method (e.g. landfill, incineration, recycle)

6.	Describe efforts to reduce hazardous and non-hazardous waste, including reuse and recycling, during the reporting period.

7.	Update on current procedures for managing hazardous and non-hazardous waste, including temporary storage facilities, monitoring and record-keeping. Highlight any changes from the previous reporting period.

8.	Describe any significant waste management incident (e.g., spills or improper disposal) and corrective actions taken, during the reporting period. Include (i) description of the event, (ii) date, (iii) affected people/environment, (iv) corrective actions (including cost and schedule for implementation).

[16]	GHG emissions must be reported according to an internationally recognized methodology.

Official Use Only

9.	Describe any audits or inspections carried out at third-party waste management and disposal facilities, during the reporting period.

Hazardous Materials

10.	Please record the use [and generation] of hazardous materials by the Project on the table below, for the reporting period.

Table: Use [and Generation] of Hazardous Materials

Hazardous Material	Class or Division [17]	Measurement Unit	Quantity	Maximum Quantity Stored on Site
HAZARDOUS MATERIALS USED

[HAZARDOUS MATERIALS PRODUCED]

11.	Update on current procedures for the handling of hazardous materials, including storage facilities. Highlight any changes from the previous reporting period.

12.	Describe any significant incidents involving hazardous materials (e.g., leakages) and corrective actions taken during the reporting period. Include (i) description of the event, (ii) date, (iii) affected people/environment, (iv) corrective actions (including cost and schedule for implementation).

Pollution Prevention at the service provider(garages and suppliers)

13.	Describe any audit undertaken for maintenance services providers and any gap in compliance with Jumia E&S policy and IFC PS. Please describe any corrective action plans.

[17]	UN Classification (1. Explosives; 2. Gases; 3. Flammable liquids; 4. Flammable solids; 5. Oxidizing substances ; 6. Toxic and infectious substances; 7. Radioactive material; 8. Corrosive substances; 9. Miscellaneous hazardous materials)

Official Use Only

AMR	Performance Standard 4: Community Health, Safety, and Security

Section I: Community Health and Safety

1.	List and briefly describe any new programs/activities implemented in this reporting period to mitigate potential negative impacts on the health and safety of communities due to, for example, the Project’s, road transportation, etc.

Table 1: Community health and safety programs

Description of Program/Activities	Expected/Actual date of Implementation	Progress during reporting period

2.	Have there been any safety-related incidents, including severe injuries and/or fatalities, affecting local communities or other third parties during project-related activities, including, but not limited to, movement or transportation activities of personnel or equipment? If so, briefly describe and provide the incident investigation report(s).

3.	During the reporting period, have you carried out any new assessment of the risks of gender-based violence, exploitation, abuse, or harassment being perpetrated by project workers (including contractors) in Affected Communities and/or similar risks associated with your primary suppliers?

4.	Have you made any referrals to the police, or other child protection organizations in the reporting period regarding concerns about children in the project affected community? If so, how many and to whom?

5.	During the reporting period, did the company organize discussions with local community groups, especially women groups on the risks of gender-based violence, exploitation, abuse or harassment in affected communities? Please describe.

Official Use Only

Section II: Road Safety

6.	Has the project undergone any technical engineering and safety audits in relation to vehicle safety by competent authorities or professionals during the period under review? If yes, please share the assessment results with IFC.

7.	Provide information on the road safety program in each country including driver’s training, permitting, vehicle safety etc.

Table 2: Road Safety Statistics

Country
Fatalities (Bikes)
Fatalities (Cars)
Fatalities (Tricycle)
Major Injuries (Bikes)
Major Injuries (Cars)
Major Injuries (Tricycle)
Minor Injuries (Bikes)
Minor Injuries (Cars)
Minor Injuries (Tricycle)
Driver’s Trained
Driver with Driving licence
Others

Section III: Life and Fire Safety

8.	Provide information on the maintenance and testing of the LFS systems in your facilities (e.g., fire detection and alarm systems, fire suppression extinguishers, emergency lighting, emergency power, smoke control systems).

Section V: Gender Based Violence [and Child Safeguarding]

9.	During the reporting period, have you carried out any new assessment of the risks of gender-based violence, exploitation, abuse, or harassment being perpetrated by project workers, including contractors, within Affected Communities? Have you assessed similar risks associated with your primary suppliers? Please explain.

10.	During the reporting period, have you made any referrals to the police, or other child protection organizations regarding concerns about children in the project affected community? If so, how many and to whom?

Official Use Only

11.	During the reporting period, did the company organize discussions with local community groups, especially women’s groups, on the risks of gender-based violence, exploitation, abuse or harassment in Affected Communities? Please describe.

12.	During the reporting period, have you screened new contractors for past complaints of gender-based violence or harassment?

Section VI: Security Personnel

13.	If there’s security personnel affected to the project, please attach an updated list of security providers. For each security provider, indicate the number of armed and unarmed positions, and the average number of personnel to cover each position.

14.	Please describe any changes in the Project’s security arrangements and engagement with private/public security forces during the reporting period. Briefly describe any new agreement with private/public security forces, and screening done for new security providers.

Table 3: Use of Security Forces and Private Security Personnel (if several providers are used, please add a row for each one)

	Amount of armed security personnel retained (Current Year)	Amount of armed security personnel retained (Previous Year)	Amount of unarmed security personnel (Current Year)	Amount of unarmed security personnel retained (Previous Year)	Name of security firm/public service (army police, military police tec)
Public Security Forces
Private Security Personnel

15.	Please describe any incidents involving the Project’s security personnel and community members, and community grievances related to the conduct of security personnel, during the reporting period.

Table 3: Community incidents involving project security (if several providers are used, please add a row for each one)

Name of security provider	Amount of Security Incidents (Current Year)	Amount of Security Incidents (Previous Year)

16.	Please list below relevant training delivered to security personnel on topics such as appropriate conduct and Use of Force, Human Rights, Gender-based Violence and Harassment (GBVH) prevention (including Child Safeguarding as applicable to project activities or employee services) during the reporting period.

Training session topic	# of sessions	Name of security provider

Official Use Only

AMR SECTION IV

E&S ACTION PLAN STATUS AND UPDATE

Please update us in the current status of the E&S action plan (ESAP), define the dates when pending actions will be implemented. Please refer to the initial ESAP for the indicators and deliverables.

TABLE IV: Environmental and Social Action Plan (ESAP) Status Report

(Client completes this report annually)

Project Name:	JUMIA
Team Name:
Country:	West Africa
Lead Environmental Specialist (LESS):	Saly KONE
Project ID:	52971
Region:	Africa
Sector:
Social Specialist:

Official Use Only

TABLE V: ESAP Status
No	Task Title	Task Description	Completion Indicator	Action Time Type/ Milestone	Milestone Due Date	Status as of DD/MM/YYYY	Comments
1.	Integrated EHS Management System – Policies

The company will develop (i) corporate Environmental and Social and OHS policies and (ii) will further develop and implement an E&S management system (ESMS) aligned with IFC performance standards requirements. The company will ensure that aspects related to climate change, occupational health and safety are integrated into its ESMS.

			(i) E&S and OHS Policies for IFC review E&S/OHS induction course for all employees, contractors and service providers on these policies at each country’s level.	6 months after commitment	31 Dec 2026

The ESMS will include: (i) E&S management programs covering waste management, road safety, OHS, EPRP, SEP, and other relevant areas; (ii) a training plan on E&S policies and procedures, general OHS, road safety, defensive driving, and other applicable topics; (iii) standardized emergency preparedness and response procedures across all operations, supported by appropriate tools to monitor incidents and request urgent assistance; (iv) an E&S monitoring plan and procedure with Key Performance Indicators (KPIs) to track and assess the company’s E&S performance; (v) a stand-alone code of conduct for suppliers and third-party service providers; (vi) monitoring systems and KPIs for resource consumption across operations; (vii) pollution prevention procedures and monitoring systems; and (viii) a formal Stakeholder Engagement Plan (SEP) and external grievance mechanism

(ii) E&S Manual for IFC review including climate change aspects,

Official Use Only

No	Task Title	Task Description	Completion Indicator	Action Time Type/ Milestone	Milestone Due Date	Status as of DD/MM/YYYY	Comments
2.	Integrated EHS Management System – Identificatio n and risks management program	The company will develop country specific ESIAs aligned with IFC Performance Standards requirements, including the assessment of climate change-related risks.	Country specific ESIA’s for IFC review and approval	2 months after commitment	30 September 2026
3.	Integrated EHS Management System – Organization Capacity / Competency	Jumia will establish a corporate-level E&S/OHS function with clearly defined authority, resources, and accountability for E&S and OHS compliance, monitoring, reporting, training, contractor oversight, and pollution prevention.	Job description of the corporate E&S manager for IFC Review and approval CV and employment letter	6 months after commitment	31 Dec 2026
4.	Integrated EHS Management System-Emergency Preparednes s and Response Plan	The company will develop an EPR implementation roadmap to ensure compliance with national requirements and IFC requirements	Internal EPR audit report for IFC review	6 months after commitment	31 Dec 2026

Official Use Only

No	Task Title	Task Description	Completion Indicator	Action Time Type/ Milestone	Milestone Due Date	Status as of DD/MM/YYYY	Comments
5.	Integrated EHS Management System. Supply Chain	The company will develop E&S clauses for inclusion in supplier contracts templates. These clauses will require suppliers to establish and implement an E&S policy, comply with national regulations, respect human rights and workers’ rights, and ensure worker safety.	Suppliers code of conduct for IFC review	2 months after commitment	30 Sept. 2026
6.	HR Management System-Policies	The company will update its HR manual to include explicit provisions on GBVSH prevention, child and forced labor, freedom of association, and collective bargaining, and will raise employee awareness on these topics. The company will also develop and implement a stand-alone sexual harassment policy covering the definition of sexual harassment, disciplinary measures, reporting channels, investigation procedures, and survivor support.	HR manual updated for IFC Review including specific policies and procedures	6 months after commitment	31 Dec 2026

Official Use Only

No	Task Title	Task Description	Completion Indicator	Action Time Type/ Milestone	Milestone Due Date	Status as of DD/MM/YYYY	Comments
7.	HR managemen t System – Grievance mechanism	The company will expand the whistleblower policy into a broader worker grievance mechanism covering discrimination, legal violations, misconduct, and GBVSH.	Grievance mechanism procedure for IFC procedures	2 months after commitment	30 sept 2026
8.	HR managemen t- Contractor managemen t

The company to upgrade its partner Code of Conduct to ensure compensation for work-related injuries are taken into account. The update will also cover whistleblowing; climate change considerations & health and safety. Jumia will establish relevant KPIs and targets, conduct regular audits of service providers and their driver and motorcycle rider management practices, and require annual monitoring reports from all service providers covering relevant E&S aspects, including accidents, theft, violence, harassment, and other incidents

			Updated Partner code of conduct for IFC review	6 months after commitment	31 Dec 2026
9.	HR managemen t-Contractors managemen t

Jumia will also establish partnerships with service providers to offer medical and legal support for third party contractors (drivers, motorcycle riders, contracted workers) especially after incidents of harassment, attack and GBV. The company will also look to offer psychological support, based on local opportunities.

			Partnership contracts for IFC Review	9 months after commitment	31 March 2027

Official Use Only

No	Task Title	Task Description	Completion Indicator	Action Time Type/ Milestone	Milestone Due Date	Status as of DD/MM/YYYY	Comments
10.	Road Safety	The company to develop a road safety program to include online defensive driving training for drivers, accident reporting and accident investigations	Road Safety program for IFC Review	6 months after commitment	31 December 2026
11.	Security Management	The company will develop and implement a Security Management and Monitoring Plan aligned with the requirements of PS4 and the Voluntary Principles on Security and Human Rights.	Security Management plan for IFC Review	9 months after commitment	31 Mar 2027

Official Use Only

AMR SECTION V

DEVIATION/NON-COMPLIANCES

The following are the deviations/non-compliances identified in reference to the following:

(i)	IFC’s Performance Standards;
(ii)	ESAP;
(iii)	Non-compliance with Applicable E&S Law;
(iv)	Applicable World Bank Group (WBG) EHS Guidelines

If there are deviations or non-compliance, please record and provide additional information if necessary.

TABLE VI: Record of Deviations and Non-Compliances
	Deviations or Non-compliance identified	Corrective Actions	Status of Completion	Completion Date
IFC’s Performance Standards
Environmental and Social Action Plan
Applicable E&S Law
Applicable WBG EHS Guidelines

As applicable, please explain the cause and describe the planned corrective actions to prevent re-occurrence.

Official Use Only

AMR SECTION VI

CLIENT’S FEEDBACK

Please check the box that best represent your evaluation of the support received from IFC.

On dealing with E&S aspects of the investment, how diligently in your opinion has IFC been able:

RATING
Areas of IFC Assistance	No opinion	Excellent	Above expectations	As reasonably expected	Below expectations	Comments
To help you in the interpretation and applicability of IFC’s Performance Standards	☐	☐	☐	☐	☐
To provide you with guidance for the implementation of the Environmental and Social Action Plan (ESAP)	☐	☐	☐	☐	☐
To share the outcomes of IFC supervision visits to the project and on agreeing in corrective actions	☐	☐	☐	☐	☐
To demonstrate flexibility and creativity to guide the Company’s management of project’s E&S issues.	☐	☐	☐	☐	☐

Official Use Only

SCHEDULE 3

DEVELOPMENT IMPACT INDICATORS

AIMM Indicator	Indicator Name	Unit	Reporting Period
Stakeholder Effect	Number of unique active customers	#	Track yearly
	Number of unique active customers that are women	#	Track yearly
	Number of unique locally active vendors in the African region	#	Track yearly
	Percentage of unique locally active vendors in the African region – MSMEs only	%	Track yearly
	Percentage of unique locally active vendors in the African region – women only	%	Track yearly
	Number of unique active independent workers (J-Force, delivery partners, pick-up point operators)	#	Track yearly
	Percentage of unique active independent workers that are women	%	Track yearly
	Gross Merchandise Value	US$ billion	Track yearly
Market Effect	Number of e-commerce providers (incl. the Company) within each target country	#	Track yearly
	Number of e-commerce providers in each target market that replicated the Company’s business model	#	Track yearly
Reporting Indicators	Indicator Name	Unit	Expected
Institution level	Direct Employment (#) Operations and Maintenance	#	Track Yearly
Institution level	Female Direct Employment (#) Operations and Maintenance	#	Track Yearly
Institution level	Number of Senior Management Positions	#	Track Yearly
Institution level	Number of Women in Senior Management	#	Track Yearly
Institution level	Board Composition Total (#)	#	Track Yearly
Institution level	Board Composition Women (#)	#	Track Yearly
Institution level	Payment To Government ($M)	Million US$	Track Yearly

***

Appendix 5
Action Plan

Project ID :	52971

Project Name :	Project JX

Environmental and Social Action Plan (ESAP):

Task Title	Task Description	Action Due by (Milestone)	Anticipated Completion Date	Indicator of Completion
#1. PS1. Integrated EHS Management System – Policies	The company will develop (i) corporate Environmental and Social and OHS policies and (ii) will further develop and implement an E&S management system (ESMS) aligned with IFC performance standards requirements. The company will ensure that aspects related to climate change, occupational health and safety are integrated into its ESMS.	Absolute Date	September 30th, 2026	(i) E&S and OHS Policies for IFC review E&S/OHS induction course for all employees, contractors and service providers on these policies at each country’s level.
	The ESMS will include: (i) E&S management programs covering waste management, road safety, OHS, EPRP, SEP, and other relevant areas; (ii) a training plan on E&S policies and procedures, general OHS, road safety, defensive driving, and other applicable topics; (iii) standardized emergency preparedness and response procedures across all operations, supported by appropriate tools to monitor incidents and request urgent assistance; (iv) an E&S monitoring plan and procedure with Key Performance Indicators (KPIs) to track and assess the company’s E&S performance; (v) a stand-alone code of conduct for suppliers and third-party service providers; (vi) monitoring systems and KPIs for resource consumption across operations; (vii) pollution prevention procedures and monitoring systems; and (viii) a formal Stakeholder Engagement Plan (SEP) and external grievance mechanism.		6 months after commitments	(ii) E&S Manual for IFC review including climate change aspects,
#2. PS1. Integrated EHS Management System – Identification and risks management program	The company will develop country specific ESIAs aligned with IFC Performance Standards requirements, including the assessment of climate change-related risks.	Absolute Date	30 September 2026 December 31st, 2026	ESIA ToR for IFC review Country specific ESIA’s for IFC review and approval

#3. PS1. Integrated EHS Management System – Organization Capacity / Competency	Jumia will establish a corporate-level E&S/OHS function with clearly defined authority, resources, and accountability for E&S and OHS compliance, monitoring, reporting, training, contractor oversight, and pollution prevention.	Absolute Date	30 September 2026 December 31, 2026	Job description of the corporate E&S manager for IFC Review and approval CV and employment letter
#4.PS1.Integrae d EHS Management System-Emergency Preparedness and Response Plan	The company will develop an EPR implementation roadmap to ensure compliance with national requirements and IFC requirements.		30 September 2026 12 months after commitment	EPR implementation roadmap for IFC review Internal EPR audit report
#5. PS1.Integrated EHS Management System. Supply Chain	The company will develop E&S clauses for inclusion in supplier contracts. These clauses will require suppliers to establish and implement an E&S policy, comply with national regulations, respect human rights and workers’ rights, and ensure worker safety.		30 September 2026	Supplier code for IFC Review

#6. PS2. HR Management System- Policies	The company will update its HR manual to include explicit provisions on GBVSH prevention, child and forced labor, freedom of association, and collective bargaining, and will raise employee awareness on these topics. The company will also develop and implement a stand-alone sexual harassment policy covering the definition of sexual harassment, disciplinary measures, reporting channels, investigation procedures, and survivor support.	Absolute Date	6 months after commitment	HR manual updated for IFC Review including specific policies and procedures
#7. PS2. HR management System – Grievance mechanism	The company will expand the whistleblower policy into a broader worker grievance mechanism covering discrimination, legal violations, misconduct, and GBVSH.		30 September 2026	Grievance mechanism procedure for IFC procedures
#8.PS2. HR management-Contractor management	The company to upgrade its partner Code of Conduct to ensure compensation for work-related injuries are taken into account. The update will also cover whistleblowing; climate change considerations & health and safety.		6 months after commitment	Updated Partner code of conduct for IFC review

Jumia will establish relevant KPIs and targets, conduct regular audits of service providers and their driver and motorcycle rider management practices, and require annual monitoring reports from all service providers covering relevant E&S aspects, including accidents, theft, violence, harassment, and other incidents
#9.PS2.HR management-Contractors management	Jumia will also establish partnerships with service providers to offer psychosocial, medical and legal support for third party contractors (drivers, motorcycle riders, contracted workers) especially after incidents of harassment, attack and GBV	March 31, 2027	Partnership contracts for IFC Review
#10.PS4. Road safety	The company to develop a road safety program to include online defensive driving training for drivers, accident reporting and accident investigations	6 months after commitment	Road Safety program for IFC Review
#11, PS4.Security forces	The company will develop and implement a Security Management and Monitoring Plan aligned with the requirements of PS4 and the Voluntary Principles on Security and Human Rights.	March 31, 2027	Security Management plan for IFC Review

Appendix 6
Form of Subscription Certificate

[1. Ausfertigung / Original Copy][2. Ausfertigung / Original Copy]

An die/To

Jumia Technologies AG

Skalitzer Straße 104

10997 Berlin

Deutschland/Germany

Zeichnungsschein (Ausnutzung des Genehmigten Kapitals 2026/I)	Subscription Certificate (Utilization of the Authorized Capital 2026/I)

I.

Gemäß § 4 Abs. 2 der Satzung der Jumia Technologies AG mit Sitz in Berlin, eingetragen in das Handelsregister des Amtsgerichts Charlottenburg unter HRB 203542 B (die „Gesellschaft”) ist der Vorstand nach teilweiser Ausnutzung der ursprünglichen Ermächtigung noch ermächtigt, das Grundkapital der Gesellschaft bis zum 14. Mai 2031 mit Zustimmung des Aufsichtsrats einmalig oder mehrmals um insgesamt bis zu EUR 54.280.303,00 durch Ausgabe von bis zu 54.280.303 neuen, auf den Inhaber lautenden Stückaktien gegen Bar- und/oder Sacheinlagen zu erhöhen (das „Genehmigte Kapital 2026/I”).	Pursuant to Sec. 4(2) of the Articles of Association of Jumia Technologies AG, having its registered office in Berlin, registered with the commercial register of the Local Court of Charlottenburg under HRB 203542 B (the “Company”), following previous partial exercise of the original authorization, the Management Board remains authorized to increase the registered share capital of the Company until May 14, 2031, with the consent of the Supervisory Board, once or repeatedly, by up to a total amount of EUR 54,280,303.00 through the issuance of up to 54,280,303 new no-par value bearer shares against contributions in cash and/or in kind (the “Authorized Capital 2026/I”).

Den Aktionären ist grundsätzlich ein Bezugsrecht einzuräumen. Der Vorstand ist jedoch ermächtigt, das Bezugsrecht der Aktionäre mit Zustimmung des Aufsichtsrats für eine oder mehrere Kapitalerhöhungen im Rahmen des Genehmigten Kapitals 2026/I auszuschließen, unter anderem zur Ausgabe von Aktien gegen Bareinlagen, wenn der Ausgabepreis der neuen Aktien den Börsenpreis der bereits börsennotierten Aktien der Gesellschaft nicht wesentlich im Sinne der §§ 203 Abs. 1 und Abs. 2, 186 Abs. 3 Satz 4 Aktiengesetz („AktG”) unterschreitet und der auf die unter Ausschluss des Bezugsrechts gemäß § 186 Abs. 3 Satz 4 AktG ausgegebenen neuen Aktien entfallende anteilige Betrag des Grundkapitals insgesamt 10 % des Grundkapitals der Gesellschaft nicht überschreitet, und zwar weder zum Zeitpunkt des Wirksamwerdens noch – wenn dieser Betrag geringer ist – im Zeitpunkt der Ausnutzung des Genehmigten Kapitals 2026/I. Auf diese Begrenzung von 10 % des Grundkapitals ist der anteilige Betrag des Grundkapitals anzurechnen, der auf Aktien entfällt, (i) die während der Laufzeit des Genehmigten Kapitals 2026/I aufgrund einer Ermächtigung zur Veräußerung eigener Aktien gemäß § 71 Abs. 1 Nr. 8 Satz 5 Halbsatz 2 AktG in Verbindung mit § 186 Abs. 3 Satz 4 AktG unter Ausschluss des Bezugsrechts der Aktionäre veräußert werden; (ii) die zur Bedienung von Schuldverschreibungen mit Wandlungs- oder Optionsrechten bzw. Wandlungs- oder Optionspflichten ausgegeben werden oder auszugeben sind, sofern diese Schuldverschreibungen in entsprechender Anwendung des § 186 Abs. 3 Satz 4 AktG während der Laufzeit des Genehmigten Kapitals 2026/I unter Ausschluss des Bezugsrechts der Aktionäre ausgegeben werden; (iii) die während der Laufzeit des Genehmigten Kapitals 2026/I aus anderem genehmigten Kapital unter Ausschluss des Bezugsrechts der Aktionäre gemäß § 203 Abs. 2 Satz 1 in Verbindung mit § 186 Abs. 3 Satz 4 AktG oder auf der Grundlage sonstiger Kapitalmaßnahmen unter Ausschluss des Bezugsrechts der Aktionäre in entsprechender Anwendung von § 186 Abs. 3 Satz 4 AktG ausgegeben werden.	In principle, the shareholders are to be granted subscription rights. However, the Management Board is authorized to exclude the shareholders’ subscription rights with the consent of the Supervisory Board for one or more capital increases in the context of the Authorized Capital 2026/I, among others, to issue shares for cash contributions, provided that the issue price of the new shares is not significantly lower than the stock exchange price of the shares of the Company already listed on the stock exchange in the meaning of sections 203(1) and (2), 186(3) sentence 4 of the German Stock Corporation Act (“AktG”) and that the proportional amount of the share capital attributable to the new shares issued under the exclusion of subscription rights in accordance with section 186(3) sentence 4 AktG does not exceed a total of 10% of the share capital of the Company, whether at the time the Authorized Capital 2026/I comes into effect or – in case such amount is lower – is utilized. Towards the above threshold of 10% of the share capital shall also count the proportional amount of the share capital attributable to any shares, (i) that are sold during the term of the Authorized Capital 2026/I on the basis of an authorization to sell treasury shares pursuant to section 71(1) no. 8 sentence 5 second half sentence in conjunction with section 186(3) sentence 4 AktG subject to the exclusion of shareholders’ subscription rights; (ii) that are issued to satisfy bonds with conversion or option rights, or conversion or option obligations, provided that such bonds were issued in analogous application of section 186(3) sentence 4 AktG during the term of the Authorized Capital 2026/I subject to the exclusion of the shareholders’ subscription rights; or (iii) that are issued during the term of the Authorized Capital 2026/I on the basis of other authorized capital, provided that such shares are issued subject to the exclusion of the shareholders’ subscription rights pursuant to section 203(2) sentence 1 in conjunction with section 186(3) sentence 4 AktG or on the basis of other capital measures subject to the exclusion of the shareholders’ subscription rights in analogous application of section 186(3) sentence 4 AktG.

Der Vorstand darf von der vorstehenden Ermächtigung zum Ausschluss des Bezugsrechts der Aktionäre nur insoweit Gebrauch machen, als der auf die neu auszugebenden Aktien entfallende anteilige Betrag des Grundkapitals 10 % des Grundkapitals der Gesellschaft zum Zeitpunkt des Wirksamwerdens des Genehmigten Kapitals 2026/I oder – falls dieser Betrag niedriger ist – seiner Ausnutzung nicht übersteigt. Auf diese Begrenzung von 10 % des Grundkapitals ist der anteilige Betrag des Grundkapitals anzurechnen, der auf Aktien entfällt, die während der Laufzeit des Genehmigten Kapitals 2026/I unter Ausschluss des Bezugsrechts der Aktionäre aus anderen Ermächtigungen, einschließlich genehmigtem Kapital, bedingtem Kapital und durch Verwendung eigener Aktien, ausgegeben oder veräußert werden, mit Ausnahme von Aktien, die unter Ausschluss des Bezugsrechts der Aktionäre ausgegeben oder verkauft werden, um (i) Ansprüche aus virtuellen Beteiligungsprogrammen (virtual restricted stock unit programs) der Gesellschaft oder (ii) Vergütungsansprüche von Aufsichtsratsmitgliedern zu erfüllen.	The Management Board may only use the above authorization for the exclusion of the shareholders’ subscription rights to the extent that the proportional amount of the share capital attributable to the new shares to be issued does not exceed 10% of the share capital of the Company whether at the time the Authorized Capital 2026/I comes into effect or – in case such amount is lower – is utilized. Towards the above threshold of 10% of the share capital shall count the proportional amount of the share capital attributable to any shares issued or sold under the exclusion of the shareholders’ subscription rights on the basis of any other authorizations, including authorized capital, conditional capital and by use of treasury shares, during the term of the Authorized Capital 2026/I, except for any shares issued or sold under the exclusion of the shareholders’ subscription rights to settle (i) claims under virtual restricted stock unit programs of the Company, or (ii) remuneration claims of Supervisory Board members.

Die Ermächtigung des Vorstands zur Erhöhung des Grundkapitals im Rahmen des Genehmigten Kapitals 2026/I wurde von der Hauptversammlung der Gesellschaft am 15. Mai 2026 beschlossen und am 21. Mai 2026 in das Handelsregister des für die Gesellschaft zuständigen Amtsgerichts Charlottenburg eingetragen. An diesem Tag betrug das eingetragene Grundkapital der Gesellschaft EUR 247.705.230,00 und ist seitdem durch teilweise Ausnutzung des Genehmigten Kapitals 2026/I auf EUR 249.135.746,00 erhöht worden. Die teilweise Ausnutzung des Genehmigten Kapitals 2026/I erfolgte unter Ausschluss des Bezugsrechts der Aktionäre gemäß § 4 Abs. 2 Uabs. 3 der Satzung und ist somit auf die vorstehend genannten 10%-Grenzen nicht anzurechnen.	The authorization of the Management Board to increase the registered share capital in the framework of the Authorized Capital 2026/I was resolved by the shareholders’ meeting of the Company on May 15, 2026 and was registered in the commercial register of the Local Court of Charlottenburg, which has jurisdiction over the Company, on May 21, 2026. On this date, the Company’s registered share capital amounted to EUR 247,705,230.00 and has since been increased to EUR 249,135,746.00 through partial exercise of Authorized Capital 2026/I. The partial utilization of Authorized Capital 2026/I was effected under the exclusion of shareholders’ subscription rights pursuant to Sec. 4(2) subparagraph 3 of the Articles of Association and therefore does not count towards the aforementioned 10% thresholds.

II.

Der Vorstand hat am 11. August 2026 mit Zustimmung des Aufsichtsrats vom 12. August 2026beschlossen, von seiner Ermächtigung im Rahmen des Genehmigten Kapitals 2026/I Gebrauch zu machen und das Grundkapital der Gesellschaft von derzeit EUR 249.135.746,00 um EUR 18.115.936,00 auf EUR 267.251.682,00 durch Ausgabe von 18.115.936 neuen, auf den Inhaber lautenden nennwertlosen Stückaktien, jeweils mit einem anteiligen Betrag des Grundkapitals in Höhe von EUR 1,00, zu erhöhen. Die neuen Aktien sind ab dem 1. Januar 2026 gewinnanteilsberechtigt.	The Management Board has resolved on August 11, 2026, with approval of the Supervisory Board of August 12, 2026, to make use of its authorization in the framework of the Authorized Capital 2026/I and to increase the Company’s current share capital of EUR 249,135,746.00 by EUR 18,115,936.00 to EUR 267.251.682.00 by the issuance of 18,115,936 new bearer shares, each with no-par value and a notional share in the Company’s share capital of EUR 1.00. The new shares are entitled to share in any profits as of January 1, 2026.

Die neuen Aktien werden gegen Bareinlage zu einem Ausgabebetrag von EUR 1,00 (geringster Ausgabebetrag, § 9 Abs. 1 AktG) je neuer Stückaktie ausgegeben.	The new shares shall be issued in return for contributions in cash at an issue price of EUR 1.00 per share (minimum issue price, Sec. 9(1) of the German Stock Corporation Act).

Das Bezugsrecht der Aktionäre wurde gemäß der Ermächtigung in § 4 Abs. 2 der Satzung durch Beschluss des Vorstands mit Zustimmung des Aufsichtsrats ausgeschlossen. Zur Zeichnung von 9.057.970 neuen Aktien wurde die International Finance Corporation, eine internationale Organisation, die durch eine Gründungsvereinbarung ihrer Mitgliedsländer, darunter Deutschland, gegründet wurde und ihren Sitz in 2121 Pennsylvania Avenue, N.W., Washington, D.C., 20433, Vereinigte Staaten von Amerika, hat, und zur Zeichnung der übrigen 9.057.966 neuen Aktien wurde die Baader Bank Aktiengesellschaft, Unterschleißheim zugelassen, jeweils mit der Maßgabe, die gezeichneten Aktien an The Bank of New York Mellon SA/NV als Verwahrstelle für The Bank of New York Mellon als Depotbank zur Registrierung und Lieferung von American Depositary Shares gemäß den Bedingungen des Deposit Agreement vom 12. April 2019 zu übertragen.	The shareholders’ subscription rights have been excluded pursuant to the authorization in Sec. 4(2) of the Articles of Association by resolution of the Management Board with the consent of the Supervisory Board. International Finance Corporation, an international organization established by articles of agreement among its member countries, including Germany, with headquarters at 2121 Pennsylvania Avenue, N.W., Washington, D.C., 20433, United States of America, was admitted to subscribe for 9,057,970 new shares, and Baader Bank Aktiengesellschaft, Unterschleißheim, was admitted to subscribe for the remaining 9,057,966 new shares, provided that in each case it shall transfer the subscribed shares to The Bank of New York Mellon SA/NV as custodian for The Bank of New York Mellon as depositary for the registration and delivery of American Depositary Shares in accordance with the terms of the Deposit Agreement dated as of April 12, 2019.

III.

Der für die neuen Aktien zu leistende Ausgabebetrag von EUR 1,00 je Aktie ist in voller Höhe sofort nach Zeichnung auf das nachfolgend bezeichnete Konto der Gesellschaft einzuzahlen oder zu überweisen:

The issue price to be paid for the new shares of EUR 1.00 per share must be paid in full immediately after subscription in cash or transferred to the account of the Company designated below:

Sonderkonto Kapitalerhöhung IBAN: BIC:

IV.

Die International Finance Corporation zeichnet und übernimmt hiermit im eigenen Namen insgesamt 9.057.970 (in Worten: neun Millionen siebenundfünfzigtausendneunhundertsiebzig) Stück neue, auf den Inhaber lautende nennwertlose Stückaktien der Gesellschaft mit Gewinnanteilsberechtigung ab dem 1. Januar 2026 zum Ausgabebetrag von EUR 1,00 je neuer Stückaktie, mithin zu einem Gesamtausgabebetrag von EUR 9.057.970,00 (in Worten: neun Millionen siebenundfünfzigtausendneunhundertsiebzig Euro ).	International Finance Corporation hereby subscribes for and acquires in its own name a total of 9,057,970 (in words: nine million fifty-seven thousand nine hundred and seventy euros) new no-par value bearer shares of the Company with full entitlement to profits as of January 1, 2026 at an issue price of EUR 1.00 each, i.e. at a total issue price of EUR 9,057,970.00 (in words: nine million fifty-seven thousand nine hundred and seventy Euros).

Die Zeichnung wird unverbindlich, wenn die Durchführung der Erhöhung des Grundkapitals nicht bis zum 31. August 2026, 23:59 Uhr MESZ, in das Handelsregister des für die Gesellschaft zuständigen Amtsgerichts Charlottenburg eingetragen ist.	The subscription shall cease to be effective if the consummation of the increase of the registered share capital is not registered with the commercial register at the Local Court of Charlottenburg, which is competent for the Company, by August 31, 2026, 23:59 CEST.

Die deutsche Fassung dieses Zeichnungsscheins ist maßgeblich; die englische Übersetzung dieses Zeichnungsscheins ist unverbindlich und dient lediglich Praktikabilitätsgründen.	The German version of this subscription certificate shall prevail; the English translation of this subscription certificate is non-binding and for convenience purposes only.

Washington, D.C., den/this __. August 2026

Name: Mohamed Omer Eissa Funktion/Title: Senior Manager

Appendix 7
Payment Instructions

Payment Instructions

August [●], 2026

We refer to the subscription agreement between the Parties dated as of August 12, 2026 (the “Subscription Agreement”).

Terms used but not defined in these instructions that are defined in the Subscription Agreement have the meanings assigned to them in the Subscription Agreement.

In accordance with the terms of the Subscription Agreement, in particular Recital (E) and Clause 2.2, of the Subscription Agreement, the Aggregate Additional Payment Amount amounts to USD [●].

The Closing Date, on which payment of the Aggregate Additional Payment Amount is due and the Company shall instruct the Depositary to register and deliver the IFC ADSs, shall be August [●], 2026.

JUMIA TECHNOLOGIES AG

By:			By:
	Name:	Francis Dufay		Name:	Antoine Maillet-Mezeray
	Title:	Member of the Management Board (CEO)		Title:	Member of the Management Board